Exhibit 10.31

ASSET PURCHASE AGREEMENT

Among

OPHTHALMIC IMAGING SYSTEMS

and

MEDIVISION MEDICAL IMAGING LTD.

Dated as of June 24, 2009

Article 1.	DEFINITIONS	1
1.1	Certain Definitions	1
1.2	Terms Defined Elsewhere in this Agreement	7
Article 2.	PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES	8
2.1	Purchase and Sale of Assets	8
2.2	Excluded Assets	10
2.3	Assumption of Liabilities	11
2.4	Excluded Liabilities	12
2.5	Further Conveyances and Assumptions; Consent of Third Parties	12
2.6	Purchase Price Allocation	13
Article 3.	SALE AND PURCHASE OF CAPITAL STOCK	13
3.1	Sale and Purchase of Shares	13
Article 4.	CONSIDERATION	13
4.1	Consideration	13
Article 5.	CLOSING AND TERMINATION	13
5.1	Closing Date	13
5.2	Termination of Agreement	14
5.3	Procedure upon Termination	15
5.4	Effect of Termination	15
Article 6.	REPRESENTATIONS AND WARRANTIES OF SELLER	15
6.1	Organization of Seller and its subsidiaries	16
6.2	Corporate Authority; Approval and Fairness	16
6.3	Consents of Third Parties; No Violations	17
6.4	Financial Statements	18
6.5	Accounts Receivable	20
6.6	Title to Purchased Assets; Intellectual Property	20
6.7	Ownership and Transfer of Shares	20
6.8	Intellectual Property	21
6.9	Seller Material Agreements and Governmental Contracts	22
6.10	Absence of Certain Developments	25
6.11	Litigation	26
6.12	Financial Advisors	27
6.13	Environmental Matters	27
6.14	Tax Returns and Payments	27
6.15	Tax Matters	29
6.16	Encryption and Other Restricted Technology	30
6.17	Warranties/Product Liability	30
6.18	Product certifications	30
6.19	Completeness of Disclosure	31

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Article 7.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	31
7.1	Organization and Good Standing	31
7.2	Authorization of Agreement	31
7.3	Conflicts; Consents of Third Parties	32
7.4	Litigation	32
7.5	Financial Advisors	32
7.6	Condition of the Business; Disclaimer of Reliance	32
7.7	Restriction on Activities	33
7.6	Completeness of Disclosure	33
Article 8.	COVENANTS	33
8.1	Access to Information	33
8.2	Conduct of the Business Pending the Closing	34
8.3	Consents	37
8.4	Further Assurances	38
8.5	Confidentiality	38
8.6	Non Competition	38
8.7	Preservation of Records	39
8.8	Publicity	39
8.9	Disclosure Schedules; Supplementation and Amendment of Schedules	40
8.10	Control of Business	40
8.11	Foreign Tax Declarations	40
8.12	Exclusivity	40
8.12	Good Standing Certificates	40
8.12	Elop Payment	40
8.13	United Mizrachi Bank Loan	42
Article 9.	CONDITIONS TO CLOSING	41
9.1	Conditions Precedent to Obligations of Purchaser	41
9.2	Conditions Precedent to Obligations of Seller	42
9.3	Frustration of Closing Conditions	43
Article 10.	SURVIVAL	44
10.1	Survival of Representations and Warranties	44
10.2	Indemnification by Seller	44
10.3	Indemnification by Purchaser	45
10.4	Indemnification Procedures	46
10.4	Escrow	46
10.5	Exclusive Remedy	58
Article 11.	TAXES	48
11.1	Payment of Sales, Use or Similar Taxes	48
11.2	Cooperation on Tax Issues	48
11.3	Tax Refunds; Tax Benefit Amounts	51
11.4	Tax Matters	49

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Article 12.	MISCELLANEOUS	51
12.1	Modification or Amendment	51
12.2	Waiver of Conditions	51
12.3	Counterparts	51
12.4	Governing Law; Waiver of Jury Trial; Specific Performance	51
12.5	Dispute Resolution	52
12.6	Notices	52
12.7	Entire Agreement	54
12.8	No Third Party Beneficiaries	54
12.9	Obligations of OIS and MediVision	54
12.10	Transfer taxes	54
12.11	Severability	54
12.12	Interpretation; Construction	54
12.13	Assignment	55

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (hereinafter called this “Agreement”), dated June 24, 2009, among OPHTHALMIC IMAGING SYSTEMS, a California corporation (“OIS” or “Purchaser”), and MEDIVISION MEDICAL IMAGING LTD., an Israeli company (“MediVision” or “Seller”).

RECITALS

WHEREAS, Seller presently conducts the Business;

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and all of the Assumed Liabilities, all as more specifically provided herein;

WHEREAS, certain terms used in this Agreement are defined in Section 1.1; and

WHEREAS, Seller currently owns approximately 56% of the issued and outstanding shares of common stock of Purchaser.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

1.1       Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Agreement” means any written Agreement, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license.

“Affiliate” has the meaning defined in Rule 2b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“BDO Fairness Opinion” means the opinion of BDO Seidman Ziv Haft Consulting Group obtained by MediVision as part of its assessment of the transactions contemplated by this Agreement, to the effect that the consideration to be received by MediVision under this Agreement is fair from a financial point of view, as of the date of such opinion. It is agreed and understood that this BDO Fairness Opinion is relied upon by MediVision and OIS.

“Business” means (i) the activities, agreements, business, assets, operations and Intellectual Property of Seller directly related to IRI, including, without limitation, any activities, agreements, business. Assets, operations and Intellectual Property relating to the EyeScan products, if any, (ii) the activities, agreements, business, assets and operations of Seller’s branch in Belgium (the “Belgium Activities”), and (iii) all rights of Seller under each of the Purchased Agreements.

“Business Day” means any day (other than Friday, Saturday or Sunday) of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Cash” means cash, cash equivalents, bank deposits and similar cash items, excluding cash deposits which constitute Purchased Assets pursuant to Section 2.1(h).

“CCS” means CCS Pawlowski GmbH.

“CCS Deed” means a notarial deed of transfer of the Purchased Shares of CCS by Seller and Purchaser before a German civil law notary.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercially Reasonable Efforts” means the efforts, time and costs a prudent person desirous of achieving a result would use, expend or incur in similar circumstances to achieve such results as expeditiously as possible, provided that such person is not required to expend funds or assume liabilities beyond those that are reasonable in nature and amount in the context of the transaction.

“Confidential Information” means any (i) confidential and non-public information, whether visually, in writing or otherwise concerning the strategies, ideas, policies, sub-contractors, suppliers, customers, vendors, competitors, business and affairs of the applicable Person, graphs, samples, inventions and ideas, past, current and planned marketing methods, processes, strategies and materials, supplier and customer lists, price lists, pricing policies and strategies, market studies, business plans, agreements with any Person, proposals, equipment purchase strategies, names or other information, strategies for business plans, plans, ideas, concepts, designs, drawings, specifications, techniques, models, data, Documentation, diagrams, flow charts, research, discoveries, development, processes, procedures and “know how”, and any information, however documented, that is proprietary, confidential and non-public, whether or not such information would be deemed a trade secret under applicable Law; (ii) confidential and non-public information concerning the business and affairs of the applicable Person and its respective Affiliates (which includes financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, proposed personnel and personnel training techniques and materials), however documented; and (iii) confidential and non-public information contained in all notes, analyses, compilations, studies, summaries and all other material prepared by the applicable Person or its respective representatives containing or based, in whole or in part, on any information included in any of the foregoing clauses (i) and (ii). Notwithstanding anything to the contrary contained herein, Confidential Information of any party hereto shall not include any information that (A) is or was in the public domain at the time of its receipt, or subsequently came into the public domain through no fault of the receiving party; (B) was received by any party hereto from an unrelated third party, free of any obligation of confidence to the disclosing  party; (C) was already in the possession of the receiving party prior to receipt thereof, directly or indirectly, from such disclosing party; (D) is independently acquired or developed by the receiving party without violating any of its obligations to such other party under this Agreement or (E) is required to be disclosed by applicable Law.

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“Damages” means, collectively, any and all Liabilities, deficiencies, expenses, damages, Orders, costs and expenses, including reasonable attorneys’ fees and expert witness and consultant fees; provided, however, “Damages” shall not include any punitive or exemplary damages (collectively, “Extraordinary Damages”), except to the extent such Extraordinary Damages result from a Third Party Claim.

“Documentation” means files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer and supplier lists, regulatory filings, operating data and plans, technical documentation (including design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (including installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (including sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials directly related to the Business and the Purchased Assets in each case whether or not in electronic form; provided, however, that “Documentation” shall not include duplicate copies of such Documentation retained by Seller or its Affiliates subject to the obligations relating to the use and disclosure thereof set forth in this Agreement.

“Environment” means the natural and man-made environment, including all or any of the following media, namely air, water and land (including air within buildings and other material or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media.

“Environmental Law” means any Law relating to the protection of the environment or human health and safety.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Excluded Agreements” means, except for the Purchased Agreements, each of the Agreements to which Seller is a party, including, for the avoidance of doubt, this Agreement and the rights of Seller pursuant hereto.

“Former Employee” means any Employee who has separated from service with MediVision or any of its Subsidiaries prior to the Closing.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, commission, instrumentality or authority thereof, or any quasi governmental or private body exercising any regulatory or Taxing Authority thereunder or any court, tribunal, judicial body, administrative officer, magistrate or panel, or arbitrator (public or private).

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“Hazardous Material” means any mixture or material containing any material that is listed, classified or regulated by any government authority or any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

“Indebtedness” of any Person means, without duplication, (i) the principal of and, accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person, and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities incurred in the Ordinary Course of Business) and all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (iii) all obligations of the type referred to in clauses (i) and (ii) of any other Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” means any Person claiming indemnification under any provision of Article 10.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 10.

“Intellectual Property” means (i)(A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, trade names, and other indicia of origin, all applications and registrations for the foregoing; (B) all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (C) copyrightable published works of authorship including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (D) all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, plans drawings and blue prints; and (ii) all rights referred to in clauses (A) through (D) whether registered or not registered.

“Intentional Misrepresentation” means an intentional misrepresentation (including the intentional omission of a material fact) made (i) in Article 6, which any of the Persons identified on Schedule 1.1(a) actually knew to be false on the date hereof, or (ii) in the certificate(s) delivered to Purchaser pursuant to Section 9.1(c) hereof, which any of the Persons identified on Schedule 1.1(a) actually knew to be false on the Closing Date or (iii) in Article 7, which any of the Persons identified on Schedule 1.1(b) actually knew to be false on the date hereof, or (iv) in the certificate(s) delivered to Purchaser pursuant to Section 9.2(c) hereof, which any of the Persons identified on  Schedule 1.1(b) actually knew to be false on the Closing Date.

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“IRI” means the Integrated Retina Imager.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Purchaser” means the actual knowledge of each Person identified on Schedule 1.1(b).

“Knowledge of Seller” means the actual knowledge of each Person identified on Schedule 1.1(a).

“Law” means any foreign, federal, state, provincial or local law, statute, code, ordinance, rule, regulation, order, requirement or rule of law (including common law), by-laws, legislations, directives, treaties, decisions of court or tribunal and judgments.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt (including Indebtedness), liability or obligation (whether direct or indirect, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of pre-emption, right to acquire, covenant, right of first offer or refusal, easement, assignment, retention or other security agreement or arrangement, servitude or transfer restriction or other encumbrance.

“OCS” means the office of the Chief Scientist of the Israeli Ministry of Industry, Trade & Labor.

“OCS Debt” means all Seller’s (directly or through any subsidiary) Indebtedness owed to OCS having an outstanding balance ($1,800,000) together with any and all ancillary amounts thereon (interest, fees, fine, levies, adjustments, etc.).

“OIS Loan” means all Seller’s Indebtedness owed to Purchaser having an outstanding balance not to exceed Four Million Two Hundred Thousand Dollars ($4,200,000) in principal amount immediately prior to the Closing Date, as described in Section 2.3(a).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, award or other decision issued, promulgated or entered by or with any Governmental Body of competent jurisdiction.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Seller or its subsidiaries.

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“Permits” means the approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, worker’s, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iii) zoning, entitlement and other land use regulations by any Governmental Body; (iv) title of a lessor under a capital or operating lease; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which would not be material to the Business of Seller or its subsidiaries.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Products” means the products or services developed, manufactured, marketed, provided or sold by either Seller, as it relates to the Business, or by any Subsidiary, including those set forth on Schedule 1.1(b).

“Purchased Agreements” refers to the Distributor Agreements, service agreements and other agreements as specified in Schedule 2.1(a).

“Purchased Intellectual Property” means all the Intellectual Property of IRI, including all the know-how and prototypes associated thereto and including the know-how accumulated by Seller during the IRI Project set forth on Schedule 2.1(d) that shall be transferred by Seller to Purchaser under this Agreement; provided however, that “Purchased Intellectual Property” shall not include any OCS Funded Technology.

“Purchaser Material Adverse Effect” means the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Reference Date” means June 24, 2009.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Subsidiary” has the meaning ascribed thereto in Section 6.1.

“Tax” or “Taxes” means any and all taxes, charges, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, goods and services, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, recycling, waste disposal, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, assessments or charges of any kind whatsoever, imposed by any Taxing Authority, together with any interest, penalties or additions to tax relating thereto.

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“Taxing Authority” means the IRS, Israel Tax Authority and any other Governmental Body responsible for the administration or collection of any Tax.

“Third Party Claim” means any claim or the commencement of any Legal Proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement.

“Transfer Documents” means the Bill of Sale, in such form as attached as Exhibit A hereto, the Assignment and Assumption Agreement, in such form as attached as Exhibit B hereto, and the CCS Deed.

“Treasury Regulations” means the United States Treasury Regulations (including Temporary and Proposed Regulations) promulgated by the Internal Revenue Service, as such regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

“United Mizrachi Bank Loan” means Seller’s Indebtedness owed to United Mizrachi Bank having an outstanding balance of One and a Half Million Dollars ($1,500,000) in principal amount immediately prior to the Closing Date.

1.2       Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
AAA Accounts Receivable	12.5 2.1(i)
Agreement	Preamble
Arbitrator	12.5
Assumed Liabilities	2.3
Belgian Activities	1.1 (in Business definition)
Closing	5.1(a)
Closing Date	5.1(a)
Confidentiality Agreement	12.7
Covenant Survival Period	10.1(b)
Decision Disputes Elop	12.5 12.5 6.8(ii)
Escrow Agent	10.5
Escrow Agreement	10.5
Escrow Fund	10.5
Exchange Act	1.1 (in Affiliate definition)
Excluded Assets	2.2

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Excluded Liabilities	2.4
Extraordinary Damages Financial Statements	1.1 (in Damages definition) 6.4(a)
Foreign Tax Withholding Certificate	8.11
IAS	6.4(v)
Indemnification Claim	10.4(b)
IRI Project	6.8(ii)
ISA	6.4(iii)
MediVision ESE Report	6.4(i)
MediVision Product	6.17
MediVision Product Certifications	6.18
MediVision Recommendation	6.2(ii)
OCS Funded Technology	6.15(i)
Post-Closing Covenants	10.1(b)
Pre-Closing Covenants	10.1(b)
Pre-Closing Tax Period	11.3(a)
Purchased Assets	2.1
Purchased Shares	3.1
Purchased Trade Secrets	6.8(iii)
Purchaser	Preamble
Purchaser Documents	7.2(i)
Purchaser Indemnified Parties	10.2(a)
Seller	Preamble
Seller Disclosure Letter	6
Seller Documents	6.2(i)
Seller Indemnified Parties	10.3(a)
Seller Material Adverse Effect	6.1
Seller Material Agreements	6.9(iii)
Software Products	6.8(vi)
Subsidiary	6.1
Survival Period	10.1(b)
Tax	6.16
Tax Claim	11.4(b)
Tax Return	6.16
Termination Date	5.2(a)
Total Consideration	4.1
Transaction Documents	7.2(i)
Transfer Taxes	11.1
Warranty Survival Period	10.1(a)

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ARTICLE 2.

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1       Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller’s right, title and interest in, to and under the Purchased Assets free and clear of any Liens or Liabilities other than Permitted Exceptions and Assumed Liabilities. “Purchased Assets” shall mean the following assets and rights of Seller:

(a)       all rights of Seller under each of the Purchased Agreements;

(b)       the Purchased Shares.

(c)       Seller’s Belgium Activities;

(d)       the Purchased Intellectual Property as set forth on Schedule 2.1(d), including ownership and all other rights Seller may have with respect to the Purchased Intellectual Property;

(e)       all Documentation and know-how accumulated by Seller during the IRI Project, in connection with the Purchased Intellectual Property, including Documentation relating to the IRI Project; and a non-exclusive non-transferrable license to Purchaser to use any of Seller’s Intellectual Property which is not Purchased Intellectual Property solely to the extent necessary to conduct the Buisness;

(f)        the rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with third parties or with Employees or Former Employees of Seller or Subsidiary, in each case to the extent directly related to the Business as of the Closing Date;

(g)       the rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent directly related to the Business as of the Closing Date;

(h)       all Cash generated by the operation of the Purchased Assets at and after the Closing Date;

(i)        the accounts receivable of Seller directly related to the Business as of the Closing Date (“Accounts Receivable”) and all rights of Seller to collect (and retain) from customers of the Business, all fees and other amounts payable to Seller, or that may become payable after the Closing Date as set forth on Schedule 2.1(i).

(j)        all of Seller’s causes of action, claims, credits, demands or rights of set-off against third parties, directly related to the Business as of the Closing Date;

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(k)       all goodwill associated with the Business as of the Closing Date, together with the right to represent to third parties that Purchaser is the owner of the Business as of the Closing Date;

(l)        all of Seller’s computer, Software, telecommunications, fixtures, fittings, machinery and other fixed assets as set forth on Schedule 2.1(l); and

(m)      all proceeds received or receivable by Seller under insurance policies as a result of any damage to or destruction of any Purchased Asset that occurs during the period between the Reference Date and the Closing Date to the extent Seller has not used such proceeds to repair or replace such damaged or destroyed Purchased Asset.

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Purchased Assets unless Purchaser expressly assumes such Liability pursuant to Section 2.3.

2.2       Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean all assets, properties, interests and rights of Seller other than the Purchased Assets, including without limitation each of the following assets:

(a )      the Excluded Agreements;

(b)       all Cash of Seller directly related to the Business and held by Seller prior to the Closing Date other than Cash generated by the operation of the Purchased Assets at and after the Closing Date;

(c)       all minute books, organizational documents, stock registers and such other books and records of Seller as pertains to ownership, organization or existence of Seller and duplicate copies of such records as are necessary to enable Seller to file Tax returns and reports;

(d)       any Intellectual Property rights of Seller, except for the Purchased Intellectual Property;

(e)       [Reserved]

(f)       ownership and other rights with respect to all Seller’s benefit plans;

(g)       any other books and records that Seller reasonably demonstrates that are required by Law or Order to retain the original thereof, provided that, if permitted by Law or Order, Seller shall provide Purchaser with copies of such books and records that relate to the Business;

(h)       any bank accounts of Seller;

(i)        any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes attributable to the ownership or operation of the Purchased Assets for any period ending prior to the Closing Date or for Taxes attributable to the ownership or operation of the Excluded Assets for any period, together with any interest due thereon or penalty rebate arising therefrom;

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(j)        other than as described in Section 2.1(m), all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller, other than those relating to the Purchased Assets and Assumed Liabilities;

(k)       any rights, claims or causes of action of Seller against third parties relating to assets, properties, business or operations of Seller not directly related to the Purchased Assets;

(l)        all Tax returns and financial statements of Seller and the Business and all records (including working papers) directly related thereto; provided, that upon request Seller shall provide Purchaser with copies of the portions of such Tax returns, financial statements and records that relate solely to Subsidiary;

(m)      all of Seller’s causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to any Excluded Asset;

(n)      all rights that accrue to Seller under this Agreement;

(o)      all OCS Funded Technology;

(p)       the following products of Seller (i) AngioVision product line, including AngioVision 1000 and AngioVision 2000; (ii) DigiPhoto Product line, including DigiPhoto 640 and DigiPhoto 780; (iii) CamVision Product line, including CamVision 1000 and CamVision 2000; (iv) SpotVision; (v); RadVision; and (vi) Seller’s interest in the CGLT product; and

(q)       all rights, powers and assets not included in the Purchased Assets.

2.3       Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform, pay and discharge in accordance with their respective terms only the following Liabilities (collectively, the “Assumed Liabilities”):

(a)       Liabilities of Seller under the United Mizrachi Bank Loan not to exceed $1,500,000 in principal amount and the OIS Loan not to exceed $4,200,000 in principal amount (the material terms of which, including their respective interests rates, are as set forth in Schedule 2.3(a));

(b)       Liabilities of Seller under the Purchased Agreements (other than for previously paid performance required to have been made prior to the Closing Date);

(c)       Liabilities of Seller in connection with the Belgian Activities as set forth on Schedule 2.3(c);

(d)       [Reserved]

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(e)       Liabilities arising at or after the Closing Date from sales at and after the Closing Date of the Purchased Assets pursuant to product warranties, product returns and rebates;

(f)        Liabilities arising from claims or lawsuits related to events arising in connection with the Purchased Assets at or after the Closing Date;

(g)       One-half of Transfer Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement;

(h)       Liabilities for Taxes relating to the Purchased Assets for all taxable periods beginning at or after the Closing Date;

(i)        Liabilities and obligations of Seller directly relating to the Purchased Intellectual Property, as set forth on Schedule 2.3(i);

(j)        Liabilities and obligations of Seller arising at or after the Closing Date from an event occurring at or after the Closing Date under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with third parties or with Employees or Former Employees of Seller or any Subsidiary, in each case to the extent directly related to the Business as of the Closing Date as set forth on Schedule 2.1(j); and

(k)       Liabilities of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent directly related to the Business as of the Closing Date as set forth on Schedule 2.1(k).

2.4       Excluded Liabilities. Purchaser will not assume or be liable for any Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of Seller other than the Assumed Liabilities. Excluded Liabilities shall include Liabilities existing on or attributable to an act, omission or circumstance that occurred or existed prior to the Closing Date in respect of the Business, other than (i) the obligation to perform under the Purchased Agreements on or after Closing, and (ii) the Assumed Liabilities as otherwise specifically provided herein, and the following Liabilities:

(a)       all Liabilities arising out of Excluded Assets, including Excluded Agreements;

(b)       except as otherwise provided in Section 2.3(g), all Liabilities for Taxes (i) for all taxable periods of Seller, in the case of Taxes relating to the Excluded Assets, (ii) for all taxable periods ending prior to the Closing Date, in the case of Taxes relating to the Purchased Assets and (iii) under any Tax allocation, sharing or similar agreement;

(c)       one-half of all Transfer Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement;

(d)       all Liabilities relating to amounts required to be paid or assumed by Seller hereunder; and

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(e)       Liabilities arising under or pursuant to Environmental Laws directly related to the Business or the Purchased Assets, whether known or unknown, contingent or reserved, including but not limited to Liabilities arising out of or directly related to the presence, use, storage, disposal, treatment or release of Hazardous Materials by the Business or at any of the Purchased Assets;

2.5       Further Conveyances and Assumptions; Consent of Third Parties. From time to time following the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement, the Transfer Documents and the Escrow Agreement and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, the Transfer Documents and the Escrow Agreement, and to otherwise make effective the transactions contemplated hereby and thereby.

ARTICLE 3.

SALE AND PURCHASE OF CAPITAL STOCK

3.1       Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of any Lien except Permitted Exceptions, and Purchaser shall purchase from Seller, all of the shares of CCS which are issued and outstanding and which are owned by Seller, which constitute sixty three percent (63%) of the issued and outstanding shares of CCS (the “Purchased Shares”).

ARTICLE 4.

CONSIDERATION

4.1       Consideration. The aggregate consideration (“Total Consideration”) for the Purchased Assets shall be as follows:

(a)       In full payment of the purchase price for the Purchased Intellectual Property, Purchaser shall deem satisfied the inter-company Indebtedness owed by Seller to Purchaser under the OIS Loan and, as of the Closing Date, Purchaser will fully release and forever discharge Seller and/or its Affiliates from any and all liens, charges, pledges, security interests, debts, liabilities, claims, demands, obligations and other encumbrances arising from or related to such inter-company Indebtedness, including but not limited to principal and interest of the OIS Loan, which thereafter shall be deemed fully paid and discharged and all agreements relating thereto terminated. Without derogating from the forgoing, Purchaser shall sign all instruments required in order to cancel any pledge or other security interest registered upon or otherwise applicable to OIS shares owned by Seller and/or any Seller Intellectual Property or other assets, as security for repayment of such indebtedness, all of which shall be deemed terminated and discharged as of the Closing.

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(b)       In full payment of the purchase price of the Purchased Agreements, the Purchased Shares and the Belgian Activities, Purchaser shall assume, pursuant to an assignment and assumption agreement, the Indebtedness owed by Seller to United Mizrachi Bank under the United Mizrachi Bank Loan, and fully release and forever discharge Seller from any and all liens, charges, pledges security interests, debts, liabilities, claims, demands, obligations and other encumbrances arising from or related to such Indebtedness. Without derogating from the forgoing, Purchaser shall sign all instruments required in order to cancel any pledge or other security interest registered upon or otherwise applicable to OIS shares owned by Seller and/or any Seller Intellectual Property or other assets, as security for repayment of such indebtedness, all of which shall be deemed terminated and discharged as of the Closing.

ARTICLE 5.

CLOSING AND TERMINATION

5.1       Closing Date.

(a)       The consummation of the purchase, sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article 2 hereof (the “Closing”) shall take place at the offices of Troutman Sanders LLP, 405 Lexington Avenue, New York, New York 10174 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Eastern standard time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the Termination Date (as defined below); provided, that the satisfaction or waiver of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) shall have occurred, unless another time, date or place is agreed to in writing by the parties hereto. Notwithstanding anything in the foregoing to the contrary, the parties hereto agree that the Closing may be conducted by electronic exchange (by facsimile, .pdf transmission or similar means of electronic transmission) and telephonic confirmation of all relevant closing deliveries, except to the extent necessary to transfer title to the Purchased Shares.

(b)       On the Closing Date, the Purchased Shares shall be transferred by Seller to Purchaser by means of the execution of the CCS Deed. The fees and expenses of such German civil law notary shall be split equally between Seller and Purchaser.

(c)       On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the following documents and evidence:

(i)
written statements signed by Seller, executing the sale, transfer, assignment, conveyance and delivery, to Purchaser, of the Purchased Intellectual Property, Purchased Shares, Purchased Agreements and all documentation associated with the Belgian Activities;

(ii)	in relation to CCS, the statutory registers and minute books (written up to the time of Closing), certificate of incorporation; and

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(iii)
Officer Certificate of a qualified officer of United Mizrachi Bank indicating the balance due on the United Mizrachi Bank Loan and the terms of the loan (interest payment dates, maturity date, collateral).

(d)       From and after the Closing Date, Purchaser will receive the benefit of the Purchased Assets and Purchased Shares and shall accrue the obligation of the Assumed Liabilities, and as of such time, the risk of loss of the Purchased Assets and Purchased Shares shall be deemed transferred from Seller to Purchaser.

(e)       On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller an Officer Certificate of a qualified officer of Purchaser indicating the balance due on the OIS Loan and the terms of the loan, including, the interest payment dates, maturity date, and collateral).

5.2       Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)       At the election of Seller or Purchaser on or after October 22, 2009 (such date, as it may be extended under this Section 5.2(a), the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in breach in any material respect of any of its obligations hereunder; and provided, further, that upon the mutual written agreement of Purchaser and Seller, the Termination Date may be extended for agreed upon additional periods of time;

(b)       by mutual written consent of Seller and Purchaser;

(c)       by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section5.2(c)  shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(d)       by Purchaser if (i)  Seller shall be in material violation of any of its obligations hereunder, and if such violation (if curable) is not cured within twenty (20) days after the giving of written notice by Purchaser to Seller or (ii) there has been any event, change, occurrence or circumstance that renders any of the conditions set forth in Article 9 incapable of being satisfied by the Termination Date.

(e)       by Seller if (i) Purchaser shall be in material violation of any of its obligations hereunder, and if such violation (if curable) is not cured within twenty (20) days after the giving of written notice by Seller to Purchaser, or (ii) there has been any event, change, occurrence or circumstance that renders any of the conditions set forth in Article 9 incapable of being satisfied by the Termination Date.

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5.3       Procedure upon Termination. In the event of termination and abandonment by Purchaser or Seller pursuant to Section 5.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the transactions contemplated hereunder shall be abandoned, without further action by Purchaser or Seller.

5.4       Effect of Termination.

(a)       In the event that this Agreement is validly terminated in accordance with Sections 5.2 and 5.3, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement and; provided, further, that the obligations of the parties set forth in Sections 5.4, 8.5, 8.6, and 12.2 through 12.10 hereof shall survive any such termination and shall be enforceable hereunder.

(b)       Nothing in this Section 5.4 shall relieve Purchaser or Seller of any liability for a breach of any of its covenants or agreements or breach of its representations and warranties contained in this Agreement prior to the date of termination. The Damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

(c)       Nothing in this Section 5.4 shall relieve Purchaser or Seller of their obligations under Section 8.5, and such obligations shall survive any termination of this Agreement. If this Agreement is terminated pursuant to Section 5.2 hereof, Purchaser and Seller shall promptly destroy any Confidential Information of the other in its possession.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Purchaser by Seller concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”), Seller hereby represents and warrants to Purchaser that:

6.1       Organization. Each of Seller and Subsidiary (as defined below) is a legal entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and is qualified to do business as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, qualified or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect (as defined below). Seller has made available to Purchaser complete and correct copies of Seller’s and Subsidiary’s charter or comparable governing documents, each as amended to the date hereof, and each as so delivered is in full force and effect. Neither Seller nor Subsidiary is in violation of any provisions of its Articles of

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Association or comparable governing documents. No dissolution, revocation or forfeiture proceedings regarding Seller or Subsidiary have been commenced. The minute books of Seller and Subsidiary made available to Purchaser or its representatives contain accurate records of all meetings of their boards of directors, all committees of the boards of directors and all of their shareholders’ meetings in the last five years. Section 6.1 of the Seller Disclosure Letter contains a correct and complete list of each jurisdiction where Seller and Subsidiary are organized and qualified to do business. As used in this Agreement, the term (i) “Subsidiary” shall refer to CCS; and (ii) “Seller Material Adverse Effect” means (i) an event, occurrence, fact, condition, change or effect that has a material adverse effect on the Purchased Assets (taken as a hole), or the operations, condition (financial or otherwise) or results of operations or prospects of the Business, or (ii) preventing, materially delaying or materially impairing Seller’s or Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

6.2       Corporate Authority; Approval and Fairness.

(i)        Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or any Seller Document to which it is a party or to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action on the part of Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

(ii)       (A) Each of the audit committee and the board of directors of MediVision has: (I) unanimously determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, MediVision and its shareholders; (II) approved this Agreement and the transactions contemplated hereby; and (III) made all other affirmative determinations required to be made by it in connection with this Agreement and the transactions contemplated hereby under the Israeli Companies Law; and (B) the board of directors of MediVision has: (I) resolved to recommend approval of this Agreement and the transactions contemplated hereby to the general meeting of MediVision’s shareholders (the “MediVision Recommendation”) and directed that this Agreement be submitted to the general meeting of MediVision’s

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shareholders for their approval; and (II) received the BDO Fairness Opinion, to the effect that the consideration to be received by MediVision under this Agreement is fair from a financial point of view, as of the date of such opinion, to MediVision.

6.3       Consent of Third Parties; No Violations.

(i)        Except as set for in Section 6.3(i) of the Seller Disclosure Letter, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or any Governmental Bodyis required on the part of Seller in connection with the execution and delivery of this Agreement, the compliance by Seller with any of the provisions hereof, the consummation of the transactions contemplated hereby, and except such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a Seller Material Adverse Effect.

(ii)       Other than as set forth in Section 6.3(ii) of the Seller Disclosure Letter, and/or other than Permitted Exceptions, execution, delivery and performance of this Agreement by Seller does not constitute or result in the creation of imposition of any Lien on any of the Business or the Purchased Assets or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of Seller or Subsidiary; (ii) any Seller Material Agreement or material Permit to which Seller or Subsidiary is a party or by which any of the Business or the Purchased Assets are subject; (iii) any Order of any Governmental Body by which any of the Business or the Purchased Assets may be subject; or (v) any applicable Law. Section 6.3(ii) of the Seller Disclosure Letter sets forth a correct and complete list of Seller Material Agreements pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement.

(iii)      Other than as described in Section 6.3(iii) of the Seller Disclosure Letter, except for: (A) relationships with Seller or Subsidiary as an officer, director, or employee thereof (and compensation by Seller or Subsidiary in consideration of such services) in accordance with the terms of their employment; and (B) relationships with Seller as shareholders or option holders therein, to the Knowledge of Seller, none of the directors or officers, or the shareholders of Seller, or any known member of any of their families or Affiliates, are presently a party to, or have been a party to during the year preceding the date of this Agreement, any transaction, agreement or arrangement with Seller or Subsidiary. To the Knowledge of Seller none of the officers, directors or shareholders of Seller have any known interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business, or any supplier, distributor, or customer of Seller, except for the normal rights of a shareholder or option holder or Seller. Other than as described in Section 6.3(iii) of the Seller Disclosure Letter, Seller and Subsidiary have not, since July 1, 2004, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer of Seller or (y) materially modified any term of any such extension or maintenance of credit.

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6.4       MediVision Reports; Financial Statements.

(i)        To the Knowledge of Seller, as of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) all forms, statements, reports and documents filed with or furnished to the Euronext Stock Exchange (the “MediVision ESE Reports”) did not and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each English language translation of a non-English language document filed as an exhibit to, or incorporated by reference into, any MediVision ESE Report constitutes a true, correct and complete translation of the original document in all material respects.

(ii)       MediVision does not maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed by MediVision is recorded and reported on a timely basis to the individuals responsible for the preparation of MediVision’s filings with the Euronext Stock Exchange and other public disclosure documents. MediVision and Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are generally executed in accordance with management’s general or specific authorizations; (ii) transactions are generally recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is generally permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. MediVision’s management has disclosed to MediVision’s auditors and the audit committee of MediVision’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to materially adversely affect MediVision’s ability to record, process, summarize and report financial information and has identified for MediVision’s auditors and audit committee of MediVision’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in MediVision’s internal control over financial reporting. MediVision has made available to OIS (i) the material information relating to any such disclosure made by management to MediVision’s auditors and audit committee since December 31, 2000 and (ii) any material communication since December 31, 2000 made by management or MediVision’s auditors to its audit committee. Since December 31, 2000, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from MediVision employees regarding questionable accounting or auditing matters, have been received by MediVision. MediVision has made available to OIS the material information relating to all such material complaints or concerns relating to other matters made since December 31, 2000 and through the date hereof. No attorney representing MediVision or Subsidiary, whether or not employed by MediVision or Subsidiary, has reported to MediVision any evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by MediVision or any of its officers, directors, employees or agents to MediVision’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors.

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(iii)      Each of the consolidated balance sheets included in or incorporated by reference into any MediVision ESE Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of MediVision and its consolidated subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into MediVision ESE Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with International Accounting Standards (“IAS”) consistently applied during the periods involved, except as may be noted therein.

(iv)      MediVision has previously furnished to OIS a complete and correct copy of any material amendments or modifications, which have not yet been filed with the Euronext Stock Exchange but which are required to be filed, to agreements, documents or other instruments which previously had been filed by MediVision with the Euronext Stock Exchange.

(v)       MediVision has made available to OIS all material position papers with respect to accounting policies and practices, including any quarterly position made available to MediVision’s principal financial and accounting officer, its audit committee or its independent registered public accounting firm; MediVision’s revenue recognition policies and practices are and have been in compliance in all material respects with all applicable rules, regulations and statements of the Euronext Stock Exchange with respect thereto; and MediVision’s controls over its revenue recognition policies and practices have been communicated to and applied in all material respects by its sales organization.

(vi)      Neither MediVision nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed in a MediVision ESE Report or on a consolidated balance sheet or in the related notes to consolidated financial statements prepared in accordance with IAS and the rules of the Euronext Stock Exchange and which are not so reported and which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of MediVision and its Subsidiaries taken as a whole, except liabilities permitted to be incurred under this Agreement.

6.5       Accounts Receivable. All Accounts Receivable: (i) have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms, (ii) to the Knowledge of Seller, are legal, valid and binding obligations of  the respective debtors enforceable in accordance with their terms, and (iii) are not subject to any valid counterclaim. All Accounts Receivable of Seller and its subsidiaries reflected on the balance sheet are good and fully collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon.

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6.6       Title to Purchased Assets, Intellectual Property.

(i)        Except as set forth in Schedule 6.6(i), Seller owns and has good and marketable title to each of the Purchased Assets, free and clear of all Liens (other than Permitted Exceptions).

(ii)       Except as set forth on Schedule 6.4(ii), Seller exclusively owns and has rights to use all Purchased Intellectual Property, free and clear of any Liens (other than Permitted Exceptions). Except as set forth on Schedule 6.4(ii), to the Knowledge of Seller, (i) none of the Purchased Intellectual Property infringes or results from the misappropriation of any Intellectual Property of any third Person, (ii) no third Person is infringing or misappropriating any Purchased Intellectual Property, and (iii) none of the Purchased Intellectual Property is the subject of any current claim of infringement or misappropriation received by Seller or Subsidiary in writing.

6.7       Ownership and Transfer of Purchased Shares. Seller is the record and beneficial owner of the Purchased Shares, which constitute sixty three percent (63%) of the issued and outstanding shares of CCS free and clear of any and all Liens (other than Permitted Exceptions). To the Knowledge of Seller, CCS has no shares reserved for issuance for any outstanding share option plan as of the date hereof. Seller has the corporate power and authority to sell, transfer, assign and deliver the Purchased Shares being sold by it as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to the Purchased Shares, free and clear of any and all Liens (other than Permitted Exceptions).

6.8       Intellectual Property.

(i)        Seller owns or has a valid right to use the Purchased Intellectual Property used in its business as presently conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect. Section 6.8(i) of the Seller Disclosure Letter sets forth the (x) Purchased Intellectual Property owned by Seller, indicating for each registered item the registration or application number and the applicable filing jurisdiction and (y) material Intellectual Property Agreements to which Seller or Subsidiary is a party, or is bound by or has rights under associated with the Purchased Intellectual Property. Except as set forth in Section 6.8(i) of the Seller Disclosure Letter, Seller has exclusive ownership of the Purchased Intellectual Property owned by it, free and clear of all Liens (other than Permitted Exceptions), exclusive licenses and non-exclusive licenses other than those granted in connection with the sale of products in the Ordinary Course of Business. The Purchased Intellectual Property owned by Seller is to the Knowledge of Seller valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement (other than Permitted Exceptions) adversely affecting Seller’s or Subsidiary’s use thereof or its rights thereto. Seller is aware of no facts that would

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materially adversely affect its or Subsidiary’s ability to utilize the Purchased Intellectual Property as intended, including any patents or other Intellectual Property of others (other than Permitted Exceptions) that could be infringed by the manufacture, use, or sale of products derived from the Purchased Intellectual Property. To the Knowledge of Seller, neither Seller nor Subsidiary has infringed or otherwise violated the Intellectual Property rights, related to the Purchased Intellectual Property, of any third party, and, except as set forth in Section 6.8(i) of the Seller Disclosure Letter, neither Seller nor Subsidiary has received any notice or claim challenging ownership of the Purchased Intellectual Property owned by Seller or Subsidiary or claiming that Seller or Subsidiary infringes or misappropriates the Intellectual Property of any third party related to the Purchased Intellectual Property (other than Permitted Exceptions).

(ii)       Without limiting the foregoing, except as set forth in Section 6.8(ii) of the Seller Disclosure Letter, Seller owns all Intellectual Property directly related to the IRI. Section 6.8(ii) of the Seller Disclosure Letter sets forth all Agreements to which Seller or Subsidiary is a party, or is bound by or has rights under, directly relating to the IRI, its development, or the Intellectual Property directly related thereto (“IRI Project”). Except as set forth in Section 6.8(ii) of the Seller Disclosure Letter, Seller has exclusive ownership of all Intellectual Property directly related to the IRI, free and clear of all Liens (other than Permitted Exceptions), exclusive licenses and non-exclusive licenses other than those granted in connection with the sale of products in the ordinary course of business. The Intellectual Property directly relating to the IRI is valid, subsisting and enforceable and is not subject to any outstanding order, judgment or decree (other than Permitted Exceptions) adversely affecting Seller’s use thereof or its rights thereto. Except for a settlement agreement, dated as of _______, (the “Elop Settlement Agreement”) entered into by Seller and Elbit Systems Electro-Optics Elop Ltd. (“Elop”) and the agreements set forth in Section 6.8(ii) of the Seller Disclosure Letter, there are no agreements (other than Permitted Exceptions) adversely affecting Seller’s use of the IRI Project or the Intellectual Property rights related thereto. Seller is aware of no facts that would adversely affect its ability to utilize such Intellectual Property as intended, including any patents or other Intellectual Property of others (other than Permitted Exceptions) that could be infringed by the manufacture, use, or sale of products derived from such Intellectual Property.

(iii)      Seller and Subsidiary have taken reasonable and customary measures to protect the confidentiality and value of all trade secrets related to the Purchased Intellectual Property, that are owned, used or held by Seller or Subsidiary (“Purchased Trade Secrets”), and to the Knowledge of Seller, such Purchased Trade Secrets (other than Permitted Exceptions) have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. To the Knowledge of Seller, no Employee has any patents issued or applications pending for any device, process, design or invention of any kind now used or currently known to be needed by Seller or Subsidiary in connection with the Purchased Intellectual Property, in the furtherance of its business, which patents or applications have not been assigned to Seller or Subsidiary. All current Employees and all Former Employees that were involved in the development of Seller Products or

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Intellectual Property have executed valid intellectual property and confidentiality agreements for the benefit of Seller or Subsidiary in a form that Seller has prior to the date of this Agreement provided to Purchaser. Every agreement, under which Intellectual Property was developed, created or otherwise made, for Seller or Subsidiary, assigns all rights to such Intellectual Property to Seller or to Subsidiary.

(iv)      Neither Seller nor Subsidiary has granted any licenses or other rights to third parties to use the Purchased Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to customary terms that have been previously provided to Purchaser.

(v)       Seller has source code for each version of software which is part of the Purchased Intellectual Property, owned by it or Subsidiary and used in the past five (5) years. The source code for such software will compile into object code or otherwise is capable of being installed and operated. Once compiled and/or installed, such software in all material respects will have the features, functions and performance described in the documentation pertaining to it and will execute on the computer platforms for which it is designed. To the Knowledge of Seller, except as set forth in Section 6.8(v) of the Seller Disclosure Letter, none of the software owned by Seller or Subsidiary which is Purchased Intellectual Property contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property, including any GNU or GPL libraries or code.

(vi)      Section 6.8(vi) of the Seller Disclosure Letter contains a list of all software that is sold, licensed, leased or otherwise distributed by Seller or Subsidiary or resellers (the “Software Products”), in connection with the Purchased Intellectual Property, indicating, in each case, the name, owner and most recent version of the Software Product and information regarding any third-party code that is embedded in such Software Product. For the avoidance of doubt, software that is obtained under a “limited license” or open source license shall be considered “third-party code.”

6.9       Seller Material Agreements and Governmental Contracts.

(i)        Each Seller Material Agreement (as defined below) disclosed or required to be disclosed in Schedule 6.9(i) is in full force and effect and constitutes a legal, valid and binding agreement of, enforceable in accordance with its terms against, Seller or Subsidiary, as the case may be, as a party thereto and, to the Knowledge of Seller, the other party thereto. Neither Seller nor Subsidiary, as the case may be, nor, to the Knowledge of Seller, any other party to any Seller Material Agreement, is in violation or breach of or default under, in any respect, any such Seller Material Agreement (or, with notice or lapse of time or both, would be in violation or breach of or default under, in any material respect, any such Seller Material Agreement). Neither Seller nor Subsidiary, as the case may be, has received any written notice from any other party to any Seller Material Agreement to the termination or non-renewal of such Seller Material Agreement.

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(ii)       Except as set forth on Schedule 6.9(ii), neither Seller nor Subsidiary has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by Seller or Subsidiary under any Seller Material Agreement.

(iii)      Schedule 6.9(i) sets forth all of the following Agreements to which Seller or Subsidiary is a party or by which they are bound and that are directly related to the Purchased Assets or by which the Purchased Assets may be bound or affected:

(A)      (i) any Agreement for the purchase of raw materials that is reasonably likely to require payments of One Hundred Thousand Dollars ($100,000) or more in any year; (ii) any Agreement for the acquisition of or investment in capital equipment for an aggregate purchase price or investment value of One Hundred Thousand Dollars ($100,000) or more; (iii) any Agreement authorizing the distribution or resale by any Person of any of Seller’s products or services or (iv) any Agreement for the sale or rental of products or services that is reasonably likely to result in payments to Seller and Subsidiary of One Hundred Thousand Dollars ($100,000) or more in any year;

(B)      any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to Seller or Subsidiary or in which Seller owns more than a five percent (5%) voting or economic interest, or any interest valued at more than One Hundred Thousand Dollars ($100,000) without regard to percentage voting or economic interest;

(C)      any Agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of One Hundred Thousand Dollars ($100,000);

(D)      any non-competition Agreement or other Agreement that (i) purports to limit in any material respect either the type of business in which Seller or Subsidiary may engage or the manner or locations in which any of them may so engage in any business, (ii) could require the disposition of any material assets, line of business or product line of Seller or Subsidiary, (iii) grants “most favored nation” status, including Seller and Subsidiary or (iv) prohibits or limits the rights of Seller or Subsidiary in any material respect to make, sell or distribute any products or services, or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(E)       any Agreement to which Seller or Subsidiary is a party containing a standstill or similar agreement pursuant to which the party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(F)       any Agreement between Seller or Subsidiary and any director or officer of Seller or any Person beneficially owning five percent (5%) or more of the outstanding shares;

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(G)      any Agreement providing for indemnification by Seller or Subsidiary of any Person, except for any such Agreement that is (x) not material to Seller and Subsidiary and (y) entered into in the ordinary course of business;

(H)      any dealer, distributor, joint marketing or development Agreement currently in force under which Seller or Subsidiary has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any Agreement pursuant to which Seller or Subsidiary has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Seller or Subsidiary and which may not be canceled without penalty upon notice of ninety (90) days or less;

(I)        any Agreement or commitment currently in force to license any third party to manufacture or reproduce any Seller Product, service or technology or any Agreement or commitment currently in force to sell or distribute any Seller Products, service or technology involving amounts in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum, except agreements with distributors or sales representatives in the ordinary course of business cancelable without penalty upon notice of ninety (90) days or less;

(J)       any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, other than trade payables incurred and extensions of credit to customers granted in the ordinary course of business;

(K)      any settlement agreement under which Seller or Subsidiary has material ongoing obligations;

(L)       all Agreements relating to the governance or shareholding of CCS, including any Agreements between Seller and the other shareholder of CCS that affect or may affect such governance or shareholding;

(M)     all Agreements relating to the development or ownership of the IRI or the Intellectual Property relating thereto;

(N)      any Agreement or commitment not otherwise disclosed pursuant to one of the other clauses of this Section 6.7(i) involving in excess of One Hundred Thousand Dollars ($100,000) being paid by or to Seller or Subsidiary in any twelve (12) month period;

(O)      any other Agreement or group of related Agreements that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, be reasonably likely to have a Seller Material Adverse Effect (the Agreements described in clauses (A)-(Q), together with all exhibits and schedules to such Agreements, being the “Seller Material Agreements”).

(iv)      A true and correct copy of each Seller Material Agreement has previously been delivered to Purchaser and neither Seller, Subsidiary nor, to the Knowledge of Seller, any other party thereto is in default with respect to a material obligation under or material breach in any respect under the terms of any such Seller Material Agreement.

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(v)       Except as set forth on Schedule 6.9(v), neither Seller nor Subsidiary is party to any material Agreement to which the other ultimate contracting party is a Governmental Body (including any subcontract with a prime contractor or other subcontractor who is a party to any such Agreement)

6.10     Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 6.10, since December 31, 2008, Subsidiary and the Business has been conducted only in the Ordinary Course of Business, and, with respect to the Business, the Purchased Assets and Subsidiary, there has not been:

(a)       any event, change or circumstance which has had, or is reasonably likely to have, a Seller Material Adverse Effect;

(b)       any material damage (normal wear and tear excepted), destruction, eminent domain taking or other casualty loss (whether or not covered by insurance) affecting Subsidiary or the Business or any Purchased Asset in any material respect;

(c)       any purchase, sale, mortgage, pledge, lease, or creation or other incurrence of any Lien on the Business, any Purchased Asset or asset of Subsidiary, other than purchases, sales or leases of assets in the Ordinary Course of Business or the creation or incurrence of Permitted Exceptions;

(d)       any material change in any method of accounting or accounting practice with respect to the Business or Subsidiary;

(e)       any entry into, termination, amendment, cancellation, or other modification of any Agreement or any waiver of, or agreement with respect to, any rights or obligations set forth therein, other than in the Ordinary Course of Business;

(f)        any material settlement, waiver or agreement with respect to any Legal Proceeding, Liability, or other right;

(g)       any incurrence or assumption of any Indebtedness in an aggregate amount greater than Fifty Thousand Dollars ($50,000);

(h)       any (i) delay or postponement of the payment of any accounts payable or any change in the methodology employed by Seller or Subsidiary with respect to the payment thereof, (ii) acceleration of the collection of Accounts Receivable or any change in the methodology employed by Seller or Subsidiary with respect to the payment thereto, (iii) turnover of inventory, or (iv) incurrence of other Liabilities outside of the Ordinary Course of Business, which in the case of (i)-(iv) above, exceeds in the aggregate an amount greater than Fifty Thousand Dollars ($50,000);

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(i)        any transaction with any Affiliate outside of the Ordinary Course of Business;

(j)        any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock (or other applicable equity or beneficial interest) of Subsidiary, or any direct or indirect redemption, purchase or other acquisition by Seller or its Affiliates of any such capital stock (or other applicable equity or beneficial interest), or any Option with respect to, Subsidiary;

(k)       any authorization, issuance, sale or other disposition by Subsidiary of any shares of capital stock (or other applicable equity or beneficial interest) of, or option with respect to, Subsidiary, or any modification or amendment of any right of any holder of any outstanding shares of capital stock (or other applicable equity or beneficial interest) of, or option with respect to, Subsidiary;

(l)        any (A) reorganization, liquidation or dissolution of Seller or Subsidiary or (B) business combination involving Seller or Subsidiary and any other Person;

(m)      any amendment to the organizational documents of Subsidiary or the taking of any action with respect to any such amendment;

(n)       except as set forth on Schedule 6.10(n), any violation, breach or default under, or the taking or failure to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any term or provision of any Permit held or used by Subsidiary or Seller and relating to the Business or the Purchased Assets; or

(o)       any entering into of an agreement to do or engage in any of the foregoing.

6.11     Litigation. Except as set forth in Schedule 6.11 of the Seller Disclosure Letter, there are no (A) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Seller, threatened against Seller or Subsidiary that relates to or may affect the Business, the Purchased Assets or Seller’s or Subsidiary’s obligations under this Agreement, except for those that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or (B) obligations or liabilities of Seller or Subsidiary, whether or not accrued, contingent or otherwise, and whether or not required to be disclosed in Seller’s Financial Statements, or any other facts or circumstances known to Seller that could reasonably be expected to result in any claims against, or obligations or liabilities of, Seller or Subsidiary that relates to or may affect the Business, the Purchased Assets or Seller’s or Subsidiary’s obligations under this Agreement, including those relating to environmental and occupational safety and health matters, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect. Neither Seller nor Subsidiary is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Body that relates to or may affect the Business, the Purchased Assets or Seller’s or Subsidiary’s obligations under this Agreement which, individually or in the aggregate, has had, or would reasonably be expected to have, a Seller Material Adverse Effect.

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6.12     Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. Seller shall be solely obligated for the payment of all fees and expenses of any such broker, finder, or financial advisor.

6.13     Environmental Matters. Except as may not have a Seller Material Adverse Effect, (i) Seller and its Subsidiaries are not in violation of any Environmental Law; (ii) no real property currently or, to the Knowledge of Seller, formerly owned or operated by Seller or Subsidiary is, or with respect to formerly owned or operated properties, to the Knowledge of Seller is, contaminated with any Hazardous Material or requires remediation under any Environmental Law; (iii) Seller and Subsidiary do not have knowledge of being subject to liability for any off-site disposal or contamination; (iv) Seller and its Subsidiaries have not received any claims or notices alleging liability under any Environmental Law; and (v) to the Knowledge of Seller, there are no circumstances involving Seller or Subsidiary that could result in any claims, liabilities, costs or restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law.

6.14     Tax Returns and Payments.

(i)        Each of Seller and Subsidiary (w) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are complete and accurate in all material respects and prepared in substantial compliance with all applicable Laws; (x) with respect to any Tax Returns that are required to be filed after the date hereof but prior to the Closing Date, each of Seller and Subsidiary shall prepare in good faith and duly and timely file (taking into account any extension of time within which to file) all such Tax Returns and such Tax Returns shall be complete and accurate in all material respects and prepared in substantial compliance with all applicable Laws; (y) has paid all Taxes (as defined below) relating to Purchased Assets that it is (or was) required to pay, whether or not shown as due on such Tax Returns, and has withheld all Taxes it has been obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith for which adequate reserves have been established and which are set forth in Section 6.14(i) of the Seller Disclosure Letter; and (z) has not waived any statute of limitations with respect to Taxes relating to Purchased Assets or agreed to any extension of time with respect to a Tax assessment or deficiency. Seller and Subsidiary have complied in all material respects with all applicable Laws relating to Taxes relating to Purchased Assets. Except as set forth in Section 6.14(i) of the Seller Disclosure Letter, there are no pending, or to the Knowledge of Seller, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to Purchased Assets involving Seller or Subsidiary. Seller has made available to Purchaser true and correct copies of the Israeli Tax Returns and German income and VAT Tax Returns filed by Seller and Subsidiary for each of the fiscal years ended December 31, 2006, 2005 and 2004; neither Seller nor Subsidiary has filed (and was not required to file) any income or VAT Tax Returns in any jurisdictions other than Israel and Germany for

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such fiscal periods, and no claims have been made relating to Purchased Assets by any other jurisdiction that Seller and/or Subsidiary is or may be subject to income or VAT taxation by that jurisdiction. The unpaid Taxes of Seller and Subsidiary (A) did not, as of the date hereof, exceed the reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (B) will not exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and Subsidiary in filing their Tax Returns. Neither Seller nor Subsidiary has incurred any liability for Taxes relating to Purchased Assets outside the ordinary course of business consistent with past custom and practice. Seller and Subsidiary are in compliance in all material respects with all terms and conditions of any Tax exemptions, Tax incentive, Tax holiday or other Tax reduction agreement, approval or order of any Governmental Body relating to Purchased Assets and, to the Knowledge of Seller, subject to receipt of the Approvals required herein, the execution of this Agreement will not have any adverse effect on the validity and effectiveness of any such Tax exemptions, Tax incentive, Tax holiday or other Tax reduction agreement or order.

(ii)       There are no Tax sharing agreements or similar agreements relating to Purchased Assets under which Seller or Subsidiary could be liable for the Taxes of any Person that is neither Seller nor Subsidiary of Seller. There are no material Liens for Taxes on Purchased Assets except for Taxes not yet due or payable. Except as would not reasonably be expected to have a Seller Material Adverse Effect, all inter-company transactions and charges between and among Seller and Subsidiary or Purchaser or any of its subsidiaries relating to Purchased Assets are at arm’s-length terms or other terms permitted by applicable Laws with respect to Taxes.

(iii)      No elections have been made under U.S. Treasury regulations Section 301.7701-3 with respect to Seller or Subsidiary.

(iv)      Neither Seller nor Subsidiary is (or has been) a “controlled foreign corporation” within the meaning of Code Section 957.

(v)       Neither Seller nor Subsidiary has been (or held, directly or indirectly, an interest in) a United States real property corporation within the meaning of Code Section 897(c)(2).

(vi)      Neither Seller nor Subsidiary is “engaged in trade or business within the United States” within the meaning of Code Section 882 or otherwise subject to U.S. federal income tax on a net income basis.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States, federal, state, local and foreign (including, without limitation, Israeli and German) income, profits, franchise, gross receipts, environmental, customs duty, share capital, severance, stamp, payroll, sales, employment, social security (or similar), unemployment, disability, use, property, withholding, excise, production, value added, occupancy, alternative or add-on minimum and other taxes, duties or assessments of any nature whatsoever relating to Purchased Assets, together with all interest, indexation

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penalties and other penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, amendments, schedules, estimates and information returns) required to be supplied, or supplied, to a Tax authority relating to Taxes.

6.15     Tax Matters.

(i)        Neither the Buisness nor the Purchased Assets, directly or indirectly, use any technology that was developed using funding provided by the OCS (“OCS Funded Technology”), or the Investment Center of the Israeli Ministry of Industry, Trade & Labor, nor is any of the technology contained in any of the Purchased Assets is based on the OCS Funded Technology. To the Knowledge of Seller, there has been no indication from any Israeli Tax authority that the execution of this Agreement would adversely affect Seller’s ability to set off for Israeli Tax purposes in the future any and all losses accumulated by Seller as of the Closing Date.

(ii)       Neither Seller nor Subsidiary, with resepct to the Business or the Purchased Assets, are a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(iii)      Neither Seller nor Subsidiary, with respect to the Business or the Purchased Assets, have made any payments, are obligated to make any payments, or are a party to any agreement that under certain circumstances could obligate Seller or Subsidiary to make any payments that are not deductible under Code Section 280G (or any corresponding or similar provision or administrative rule of federal, state, local, or foreign law). Subsequent to the Closing Date.

(iv)      There is no outstanding request for ruling from any Taxing Authority, or closing agreement (within the meaning of Code Section 7121 or any analogous provision of applicable Law) relating to any Tax for which Seller or Subsidiary, with respect to the Business or the Purchased Assets, is or may be liable or with respect to Seller’s or Subsidiary’s income, assets or business, power of attorney or adjustment related to, or in connection with, any Tax that could result in a Lien on any Purchased Assets or Purchased Shares.

(v)       CCS is and has always been classified as corporation within the meaning of Treasury Regulation Section 301.7701-2(b), and has not made an election pursuant to Treasury Regulation Section 301.7701-2(a), from the date of its respective organization through and including the Closing Date.

(vi)      Subsidiary is not a “passive foreign investment company within the meaning of Section 1297(a) of the Code nor has it made an election pursuant to Section 1295 of the Code to be treated as a “qualified electing fund” or has made a “mark-to-market” election pursuant to Section 1296 of the Code.

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(vii)     None of Seller or Subsidiary has participated in or cooperate with a boycott within the meaning of Section 999(b)(3) of the Code.

6.16     Encryption and Other Restricted Technology. Seller’s and Subsidiary’s Business directly related to the Purchased Assets as currently conducted does not involve the use or development of, or engagement in, technology whose development, commercialization or export is restricted under Israeli Law, and Seller’s and Subsidiary’s Business directly related to the Purchased Assets as currently conducted does not require Seller or Subsidiary to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization or export of technology

6.17     Warranties/Product Liability. Except as set forth on Section 6.17 of the Seller Disclosure Letter and except as specifically reflected, reserved against or otherwise disclosed in Seller’s financial statements or incurred since the date thereof in the ordinary course of business except as does not constitute a Seller Material Adverse Effect, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Body relating to any Product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by Seller or Subsidiary or any services provided by Seller or Subsidiary, or claim or lawsuit involving a Product that is pending or, to the Knowledge of Seller, threatened, by any Person, and (ii) there has not been, nor is there under consideration by Seller or Subsidiary, any Product recall or post-sale warning of a material nature concerning any Product. All Products comply in all material respects with applicable Governmental Authorizations and Laws, and there have not been and there are no material defects or deficiencies in such Products.

6.18     Product Certifications. The product certifications (“MediVision Product Certifications”) given or granted by manufacturers, manufacturers associations, technical associations, or similar bodies, or by any Governmental Body, in each case with respect to Products, are all the MediVision Product Certifications relating to Business or the Purchased Assets, and constitute all the MediVision Product Certifications necessary for Seller and Subsidiary, in connection with the Buisness or the Purchased Assets, to conduct their respective businesses as currently conducted, and are listed in Section 6.18 of the Seller Disclosure Letter, except as does not constitute a Seller Material Adverse Effect. Seller has not made any material modifications or updates to the Products which would require MediVision Product Certifications different from or in addition to those set forth on Section 6.18 of the Seller Disclosure Letter and, other than as set forth on Section 6.18 of the Seller Disclosure Letter, to the Knowledge of Seller, none of the MediVision Product Certifications would be terminated, rescinded or modified as a result of the execution of this Agreement.

6.19     Completeness of Disclosure. No representation or warranty by Seller in this Agreement contains or on the Closing Date will contain an untrue statement of material fact or omits or on the Closing Date will omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

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ARTICLE 7.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Seller by Purchaser concurrently with the execution and delivery of this Agreement (the “Purchaser Disclosure Letter”), Purchaser hereby represents and warrants to Seller that:

7.1       Organization and Good Standing. Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and is qualified to do business as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, qualified or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

7.2       Authorization of Agreement.

(i)        Purchaser has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents” and, collectively with the Seller Documents, the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby and no other corporate proceedings on the part of Purchaser is necessary to authorize this Agreement or any Purchaser Document to which it is a party or to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all requisite company action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

(ii)       Each of the audit committee and the board of directors of Purchaser has: (I) unanimously determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, Purchaser and its shareholders; and (II) approved this Agreement and the transactions contemplated hereby.

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7.3      Conflicts; Consents of Third Parties.

(a)       Except as set forth in Section 7.3(a) of the Purchaser Disclosure Letter, none of the execution and delivery and performance by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by Purchaser with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the articles of incorporation of Purchaser, (ii) any material Agreement or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound, (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a Purchaser Material Adverse Effect.

(b)       Except as set for in Section 7.3(b) of Purchaser Disclosure Letter, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the compliance by Purchaser with any of the provisions hereof, the consummation of the transactions contemplated hereby, and except such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a Purchaser Material Adverse Effect.

7.4       Litigation. There is no suit, claim, action, arbitration, proceeding pending or, to the Knowledge of Purchaser, investigation pending or, to the Knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, that if adversely determined, would reasonably be expected to adversely affect the consummation of Purchaser’s obligations under this Agreement.

7.5       Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. Purchaser shall be solely obligated for the payment of all fees and expenses of any such broker, finder, or financial advisor.

7.6       Condition of the Business; Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article 6 hereof (as modified by the Schedules hereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Business, the Purchased Assets and the Purchased Shares are being transferred on a “where is” and, as to condition, “as is” basis. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article 6 hereof (as modified by the Schedules hereto). Purchaser further represents that Seller, any of its Affiliates or any other Person has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, the Business, the Purchased Assets, the Purchased Shares, or the transactions contemplated by this Agreement not expressly set forth in this Agreement. Purchaser specifically disclaims that it is

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relying upon or has relied upon any such other representations or warranties. Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the Buisness, the Purchased Assets and the Purchased Shares and has been provided access and an opportunity to review information in respect of the Business and the Purchased Assets requested by Purchaser and, in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation.

7.7       Restriction on Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Purchaser to which Purchaser is a party which prohibits or impairs Purchaser’s ability to consummate the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

7.8       Completeness of Disclosure. No representation or warranty by Purchaser in this Agreement contains or on the Closing Date will contain an untrue statement of material fact or omits or on the Closing Date will omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

ARTICLE 8.

COVENANTS

8.1       Access to Information.

(a)       Seller agrees that, prior to the Closing, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of Seller or Subsidiary in connection with the Purchased Assets, and such examination of the Documentation relating to the Purchased Assets, Subsidiary, the Purchased Shares and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such Documentation. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Seller and Subsidiary to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Seller, Subsidiary, and their representatives and shall use their Commercially Reasonable Efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller or Subsidiary to disclose information subject to attorney-client privilege or conflict with any written confidentiality obligations to which Seller or Subsidiary is bound; provided, however, that such information subject to attorney-client privilege or confidentiality obligations shall be disclosed to Purchaser in the event that the underlying subject matter relates primarily to the Purchased Assets or relates to Subsidiary. Except as otherwise set forth in this Agreement, prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, (i) Purchaser shall not contact any suppliers to, or customers of, Seller or Subsidiary, and (ii) Purchaser shall have no

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right to perform invasive or subsurface investigations of the properties or facilities of Seller or Subsidiary.

(b)       Seller and Purchaser shall, upon reasonable advance notice, use Commercially Reasonable Efforts to make such records held by it or their Affiliates relating to the Purchased Assets available to the other party (during normal business hours and subject to restrictions under applicable Laws) as may be reasonably requested by the other party in connection with (i) the preparation of financial statements (including the Final Closing Statement) or regulatory filings in respect of periods ending prior to Closing; (ii) any insurance claims by, Legal Proceedings against, disputes relating to any indemnification obligation under Article 10 (Indemnification) between, or governmental investigations of Seller, Subsidiary or Purchaser or any of their Affiliates; or (iii) in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. Seller and Purchaser shall be entitled, at their sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 8.1(b).

(c)       Notwithstanding anything in this Agreement to the contrary, the respective obligations and rights of Purchaser and Seller pursuant to Section 8.1(b) shall apply during the pendency of any Legal Proceeding between any of Purchaser or its Affiliates (including its subsidiaries) or their respective officers, directors, employees, equity holders, agents, representatives, successors and permitted assigns, on the one hand, and Seller or its Affiliates or their respective officers, directors, employees, equity holders, agents, representatives, successors and permitted assigns, on the other hand, so long as such Legal Proceeding does not primarily relate to the subject matter of the records described in Section 8.1(b). In the event that such Legal Proceeding does primarily relate to the subject matter of the records described in Section 8.1(b), applicable rules of discovery shall govern.

8.2       Conduct of the Business Pending the Closing.

(a)       Prior to the Closing, except (i) as set forth on Section 8.2(a) of the Seller Disclosure Letter, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Purchaser, Seller shall, solely as relates to the Business, and shall cause Subsidiary to:

(i)	conduct the Business and the business of Subsidiary only in the Ordinary Course of Business; and

(ii)
use its Commercially Reasonable Efforts to (A) preserve the present business operations, organization and goodwill of Seller (as they relate to the Business or the Purchased Assets) and Subsidiary and (B) preserve the present relationships with customers and suppliers of Seller (as they relate to the Business or the Purchased Assets) and Subsidiary.

(b)       Except (i) as set forth on Schedule 8.2(b) of the Seller Disclosure Letter, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Purchaser, Seller shall not, solely as relates to the Purchased Assets, and shall not permit Subsidiary to:

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(i)	subject any of the Buisness or the Purchased Assets or any of the assets of Subsidiary, to any Lien, except for Permitted Exceptions, or subject the Purchased Shares to any Lien;

(ii)
acquire assets outside the Ordinary Course of Business from any other Person (except pursuant to an existing Agreement or inventory in the Ordinary Course of Business ) or sell, assign, license, transfer, convey, lease or otherwise dispose of any portion of the Business or the Purchased Assets (except pursuant to an existing Agreement or inventory in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets) in each case, with an aggregate value in excess of One Hundred Thousand Dollars ($100,000);

(iii)	cancel or compromise any debt or claim or waive or release any right of Subsidiary or Seller that constitutes a Purchased Asset except in the Ordinary Course of Business;

(iv)
merge or consolidate with any other Person, except for any such transactions among Seller’s wholly-owned subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(v)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Purchased Shares;

(vi)
issue (other than on exercise of options of Seller or rights of Seller set forth in the Seller Disclosure Letter), sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its or Subsidiary’s capital stock, or securities or rights convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, including any options of Seller or rights of Seller;

(vii)
reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of Subsidiary’s capital stock or securities convertible or exchangeable into or exercisable for any shares of Subsidiary’s capital stock;

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(viii)
adopt or propose any change in its articles of association or other applicable governing instruments of Seller or Subsidiary that would adversely affect the Business or the Purchased Assets or Seller’s ability to perform its obligations under this Agreement;

(ix)
make any material Tax election, make any change in any method of accounting for Tax purposes or make any application with any Governmental Body or seek any Tax ruling from a Governmental Body, if there is a risk that such ruling may result in any terms, restrictions, liabilities or obligations being imposed on the Business or the Purchased Assets;

(x)
incur any Indebtedness for borrowed money or guarantee such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its or Subsidiary’s debt securities, except for (A) Indebtedness for borrowed money incurred in the Ordinary Course of Business consistent with past practices (x) not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate or (y) in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, or (B) guarantees by Seller of Indebtedness of its wholly-owned subsidiaries incurred in compliance with this Section 8.2 or (C) interest rate swaps on customary commercial terms consistent with past practice and in compliance with its risk management policies in effect on the date of this Agreement and not to exceed One Hundred Thousand Dollars ($100,000) of notional debt in the aggregate;

(xi)	make any loans, advances or capital contributions to or investments in any Person (other than between itself and any of its direct or indirect wholly-owned Subsidiaries);

(xii)	modify, other than in an immaterial manner, any policy or procedure with respect to the collection of receivables or payment of payables directly related to the Buisness or the Purchased Assets;

(xiii)
pay, discharge or satisfy before it is due any material claim or Liability directly related to the Buisness or the Purchased Assets or fail to pay any such item in a timely manner directly related to the Business or the Purchased Assets, in each case except in accordance with the Ordinary Course of Business;

(xiv)
make any changes with respect to accounting policies or procedures that adversely affects the Buisness or the Purchased Assets, except as required by changes in applicable generally accepted accounting principles;

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(xv)
except in the Ordinary Course of Business, amend, waive, surrender or terminate or agree to the amendment, waiver, surrender or termination of any Seller Material Agreement or any material Permit that adversely affects the Business or the Purchased Assets;

(xvi)	except in the Ordinary Course of Business, exercise any right or option under or extend or renew any Seller Material Agreement that adversely affects the Business or the Purchased Assets;

(xvii)	except in the Ordinary Course of Business enter into or engage in any transaction with its Affiliates that adversely affects the Business or the Purchased Assets;

(xviii)	pay any management charge to Seller or any entity other than Subsidiary;

(xix)
take any action that would reasonably be expected to result in a material increase in Tax liability (or a corresponding loss of Tax attributes) relating to the Business or the Purchased Assets other than in the Ordinary Course of Business;

(xx)	agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses “(i)” through “(xix)” of this Section 8.2(b).

8.3       Consents.

(a)       Seller shall (and shall cause its respective Affiliates to) use its Commercially Reasonable Efforts, and Purchaser shall (and shall cause its Affiliates to) cooperate with Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement; provided however, that Seller, Subsidiary and Purchaser shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(b)       Purchaser shall (and shall cause its respective Affiliates to) use its Commercially Reasonable Efforts, and Seller shall (and shall cause its Affiliates to) cooperate with Purchaser, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement; provided however, that Purchaser, Subsidiary and Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

8.4       Further Assurances. Subject to, and not in limitation of, Sections 8.3(a) and (b), Seller and Purchaser shall each use its Commercially Reasonable Efforts to (A)(i) furnish upon

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request such further information, (ii) execute and deliver to each other such other documents and (iii) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, and (B) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

8.5       Confidentiality.

(a)       Seller Confidentiality. Seller shall keep confidential, and cause its respective Affiliates and each of their respective officers, directors, employees, representatives and advisors to keep confidential (i) from the date hereof, all Confidential Information being provided to Seller by or on behalf of Purchaser regarding Purchaser, any of its Affiliates, and any of its or their businesses in connection with the transactions contemplated by this Agreement and (ii) after the Closing Date and subject to the consummation of the Closing, all Confidential Information regarding the Buisness, Purchased Assets, Assumed Liabilities, and Subsidiary.

(b)       Purchaser Confidentiality. Purchaser shall keep confidential, and cause its Affiliates and each of their respective officers, directors, employees, representatives and advisors to keep confidential from the date hereof, all Confidential Information being provided to Purchaser by or on behalf of Seller regarding Seller, any of its respective Affiliates, and any of their respective businesses; provided, however, that after the Closing Date and subject to the consummation of the Closing, Purchaser shall only be required to keep confidential, and cause its Affiliates and each of their respective officers, directors, employees, representatives and advisors to keep confidential all Confidential Information provided to Purchaser by or on behalf of Seller that is not related to the Business, the Purchased Assets, Assumed Liabilities or Subsidiary.

8.6       Non Competition.

(a)       As an inducement for Purchaser to consummate the transactions set forth in this Agreement, Seller (and its respective Affiliates) agrees that, for a period of three (3) years following the Closing Date, it shall not, directly or indirectly, engage or invest in, own, manage, join, operate, finance, control, or participate in the ownership, management, operation, financing or control of, or loan any money to, or have any financial interest in, or acquire any right to share in the profits of, be employed by, associated with, or in any manner connected with, lend its name or credit to, or render services or advice to, any business or Person whose products, services or activities compete, in whole or in part, or in any way interfere, with the Business, the Purchased Assets or Subsidiary anywhere within the world; provided, however, Seller may purchase or otherwise acquire, in the aggregate, up to five percent (5%) of the outstanding voting shares of any publicly held company and any amount of OIS shares of capital stock (but without otherwise participating in the business activities of such company) without otherwise violating the provisions of this Section 8.6.

(b)       Seller acknowledges that the provisions of this Section 8.6 and the period of time, scope and type of restrictions on Seller’s activities set forth herein are reasonable and necessary for the protection of Purchaser, which is paying substantial monies and other benefits to Seller, and are an essential inducement to Purchaser’s entering into and performing this Agreement and the Transaction Documents to which Purchaser is party. If any covenant

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contained in this Section 8.6 shall be determined by any Governmental Body to be invalid or unenforceable by reason of its extending for too great a period of time or by reason of its being too extensive in any other respect, (x) such covenant shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such Governmental Body making such determination, and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties hereto that the provisions of this Section 8.6 shall be enforceable to the maximum extent permitted by applicable Law.

(c)       Seller acknowledges that any breach or threatened breach of the covenants contained in this Section 8.6 will likely cause Purchaser material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at Law for any such breach will likely be inadequate. Accordingly, to the extent permitted by applicable Law, Purchaser shall, in addition to all other available rights and remedies (including, but not limited to, seeking such Damages as it can show it has sustained by reason of such breach), be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of this covenant, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at Law.

8.7       Preservation of Records. Seller and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business or the Purchased Assets for a period of seven (7) years from the Closing Date and shall make such records through the period ending on the Closing Date available to the other as may be reasonably required by such party in connection with, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of Seller, Subsidiary or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wish to destroy such records prior to such time, such party shall first give thirty (30) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that thirty (30) day period, to take possession of the records within sixty (60) days after the date of such notice.

8.8       Publicity.

(a)       None of Seller or Purchaser shall, and they shall cause their respective Affiliates not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller list securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its Commercially Reasonable Efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

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(b)       Purchaser and Seller each agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, Purchaser and Seller (as applicable) each agree to use their Commercially Reasonable Efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement as the other party shall reasonably request.

8.9       Disclosure Schedules; Supplementation and Amendment of Schedules. Seller shall promptly supplement or amend the Schedules until the Closing with respect to any matter hereafter arising or discovered that would have been required to be set forth or described in the Schedules; provided that no such supplement or amendment shall have any effect on the satisfaction of the condition to Closing set forth in Section 9.1(a) or for purposes of determining whether Purchaser is entitled to indemnification pursuant to Article 10.

8.10     Control of Business. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns that the operation of the Business remains in the dominion and control of Seller and Subsidiary until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of Seller, except as specifically contemplated or permitted by Article 8 including, without limitation, Section 8.3 or as otherwise consented to in advance by an officer of Seller.

8.11     Foreign Tax Declarations. Seller shall provide Purchaser, on or prior to the Closing Date, with any certificates required under applicable foreign Law to avoid foreign Tax withholding with respect to the purchase of the Purchased Shares or Purchased Assets (a “Foreign Tax Withholding Certificate”).

8.12     Exclusivity.    From the date of this Agreement until the Closing or the termination of this Agreement in accordance with Section 5.2, Seller will not (and will not permit its respective Affiliates or any of its Affiliates’ representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of the Purchased Assets or the Subsidiary or any merger, recapitalization, share exchange, sale of substantial assets (other than sales of inventory in the Ordinary Course of Business) or any similar transaction or alternative to the contemplated transactions hereunder or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, except as may be required under the laws of Israel. Seller will notify Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

8.13     Belgian and German Approvals.

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(a)        Each party to this Agreement shall use all reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Belgian and/or German Governmental Entity with respect to this Agreement. MediVision and OIS shall use all reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, any consents and approvals that may be required pursuant to Belgian and/or German legal requirements in connection with this Agreement.

(b)       MediVision and OIS each shall: (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Belgian and/or German Governmental Entity with respect to this Agreement or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such legal proceeding; and (iii) promptly inform the other parties of any communication to any Governmental Entity regarding this Agreement. MediVision and OIS will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Belgian and/or German legal proceeding relating to this Agreement. In addition, except as may be prohibited by any Belgian and/or German Governmental Entity or by any Belgian and/or German Legal Requirement, MediVision and OIS will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Belgian and/or German Governmental Entity in connection with any such legal proceeding.

8.14     Elop Payment. Seller agrees that, by April 15, 2011, it will use its best efforts to satisfy and discharge all of its obligations under the Elop Settlement Agreement, including, without limitation, paying any and all amounts that are owed by Seller to Elop pursuant to the Elop Settlement Agreement, in an amount not to exceed US$250,000 (the “Elop Debt”), and Seller shall provide written evidence, reasonably satisfactory to Purchaser, that all of Seller’s obligations under the Elop Settlement Agreement have be satisfied and discharged; provided that if the Elop Debt is not paid by April 15, 2011, Purchaser and Seller hereby agree that Purchaser shall pay the Elop Debt directly to Elop. In order to facilitate such payment by Purchaser, Purchaser shall be entitled to instruct (in accordance with the escrow agreement substantially in the form attached hereto as Exhibit C) the Escrow Agent (as defined below) to disburse from the Escrow Reserve (as defined below) to Purchaser, free of any charge or consideration, either (i) an appropriate number of shares of common stock of Purchaser (or an amount of cash held with the Escrow Agent, if such exist at such time), as shall be determined by Purchaser in accordance with the escrow agreement (the “Elop Debt Released Shares”), or (ii) the cash proceeds from the sale of the number of shares of Common Stock of Purchaser in the Escrow Reserve equal to the amount paid by Purchaser in accordance with the escrow agreement and Purchaser may use the proceeds to pay the Elop Debt. The Seller further agrees that upon the satisfaction and discharge of its obligations under the Elop Settlement Agreement, or the satisfaction of such obligations by Purchaser, as the case may be, it will promptly assign to Purchaser the patent No. PCT/IL2005/00086 with the title of “Integrated Retinal Imager and Method” (i.e., the “IRI Patent “) that is the subject of the Elop Settlement Agreement. A signed conditional assignment letter for the assignment of the IRI Patent to Purchaser shall be delivered to Purchaser at the Closing.

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8.15     United Mizrachi Bank Loan. If the Closing shall not have occurred by the close of business on October 22, 2009 (i.e., 120 days from the date of this Agreement), Purchaser shall be entitled, at its sole discretion and without the need for any consent, approval or notice to Seller, to instruct (in accordance with the escrow agreement substantially in the form attached hereto as Exhibit C) the Escrow Agent to disburse from the Escrow Reserve to Purchaser, free of any charge or consideration all of the shares in the Escrow Reserve (the “Mizrachi Loan Released Shares”) or the proceeds from the sale of all of the shares in the Escrow Reserve. Purchaser shall be entitled, at its sole discretion and without the need for any consent, approval or notice to Seller, as the exclusive owner of the Mizrachi Loan Released Shares, to adopt appropriate corporate resolutions and to take any other action for the cancellation of the Mizrachi Loan Released Shares and/or their reclassification as treasury shares entitling their holder to no rights.

8.16     OCS Debt. Seller agrees that it will use its best efforts to pay the OCS Debt to the OCS and to satisfy and discharge all other obligations of Seller to the OCS in connection with the transactions contemplated herein (collectively, the “OCS Debt and Obligations”), and Seller shall provide written evidence, reasonably satisfactory to Purchaser, that all of Seller’s OCS Debt and Obligations have be satisfied and discharged; provided that Purchaser may pay the OCS Debt and Obligations directly to the OCS if Seller agrees to such payment. If Purchaser makes such payment to the OCS, Purchaser shall be entitled to instruct (in accordance with the escrow agreement substantially in the form attached hereto as Exhibit C) the Escrow Agent (as defined below) to disburse from the Escrow Reserve to Purchaser, free of any charge or consideration, either (i) an appropriate number of shares of common stock of Purchaser (or an amount of cash held with the Escrow Agent, if such exist at such time), as shall be determined by Purchaser in accordance with the escrow agreement (the “OCS Debt Released Shares”), or (ii) the cash proceeds from the sale of the number of shares of the Common Stock of Purchaser in the Escrow Reserve equal to the amount paid by Purchaser and Purchaser may use the proceeds to pay the OCS Debt and Obligations.

ARTICLE 9.

CONDITIONS TO CLOSING

9.1       Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)       the representations and warranties of Seller set forth in this Agreement and in each of the Transaction Documents shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that are modified as to materiality or contain a qualification referring to a “Material Adverse Effect” or any similar modification or qualification shall be true and correct in all respects as of said dates;

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(b)       Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date;

(c)       Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, certifying that the conditions contained in Sections 9.1(a)  and 9.1(b) have been fulfilled;

(d)       there shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents or that could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Transaction Documents to Purchaser, and there shall not be pending or threatened on the Closing Date any action in, before or by any Governmental Body that could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability of any such Law to Purchaser or the transactions contemplated by this Agreement or any of the Transaction Documents;

(e)       there shall not be any action, suit, or proceeding pending or threatened before any Governmental Body that could reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement or the Transaction Documents, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have a Seller Material Adverse Effect on the right of Purchaser to own the Purchased Shares or to own and operate the Purchased Assets (and no such Order shall be in effect);

(f)       [Reserved];

(g)       Reserved

(h)       The consents and approvals set forth on Schedule 9.1(h) shall have been obtained;

(i)        Since December 31, 2008, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had, or would be reasonably expected to have, a Seller Material Adverse Effect;

(j)        Seller shall have delivered, or caused to be delivered, to Purchaser a legal opinion of Eitan-Mehulal Law Group, dated as of the Closing Date, in the form of Exhibit D hereto;

(k)       Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed Bill of Sale in the form of Exhibit A hereto;

(l)        Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed Assignment and Assumption Agreement in the form of Exhibit B hereto;

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(m)      Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed Escrow Agreement in the form of Exhibit C;

(n)       Seller shall have delivered (A) copies of resolutions of the board of directors and the shareholders of Seller authorizing and approving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby and all of the transactions and agreements contemplated hereby and thereby; (B) the certificate of incorporation, as amended, and bylaws, as amended, of Seller; and (C) the names of the officer or officers of Seller authorized to execute this Agreement, the Transaction Documents and the transaction contemplated herein and therein, all certified by any authorized representative of Seller, to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

(o)       Seller shall have delivered certified organizational documents of Seller and Subsidiary, including all amendments thereto;

(p)       Seller, shall have delivered, or caused to be delivered, to Purchaser share certificate(s) representing the Purchased Shares, duly endorsed in blank or accompanied by properly executed share transfer powers, and a duly executed CCS Deed; and

(q)       Seller shall have delivered such other documents or instruments reasonably requested by Purchaser or its agents to confirm or carry out performance of the covenants and satisfaction of the conditions required by this Agreement, the Transaction Documents and the documents contemplated hereby and thereby.

9.2       Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)       the representations and warranties of Purchaser set forth in this Agreement and in each of the Transaction Documents shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that are modified as to materiality or contain a qualification referring to a “Material Adverse Effect” or any similar modification or qualification shall be true and correct in all respects as of said dates;

(b)       Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)       Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, certifying that the conditions contained in Sections 9.1(a) and 9.1(b) have been fulfilled;

(d)       Purchaser shall have delivered (A) copies of resolutions of the board of directors of Purchaser authorizing and approving this Agreement, the Transaction Documents

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and the transactions contemplated hereby and thereby and all of the transactions and agreements contemplated hereby and thereby; (B) the certificate of incorporation, as amended, and bylaws, as amended, of Purchaser; and (C) the names of the officer or officers of Purchaser authorized to execute this Agreement, the Transaction Documents and the transaction contemplated herein and therein, all certified by any authorized representative of Purchaser, to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

(e)       there shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents or that could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Transaction Documents to Seller, and there shall not be pending or threatened on the Closing Date any action in, before or by any Governmental Body that could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability of any such Law to Seller or the transactions contemplated by this Agreement or any of the Transaction Documents;

(f)        Seller shall have received consent from the United Mizrachi Bank to Purchaser’s assumption of Liabilities of Seller under the United Mizrachi Bank Loan;

(g)       Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit B hereto;

(h)       Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed Escrow Agreement; and

9.3       Frustration of Closing Conditions. None of Seller or Purchaser may rely on the failure of any condition set forth in Sections 9.1 or 9.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE 10.

SURVIVAL

10.1       Survival of Representations and Warranties.

(a)       The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the twenty-four (24) month anniversary of the Closing Date (the “Warranty Survival Period”).

(b)       All of the covenants or other agreements of the parties hereto contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. No claim for a breach of a covenant or other agreement set forth in this Agreement that (i) by its nature is required to be performed by or prior to Closing (the “Pre-Closing Covenants”) may be made or brought by any party hereto after the first anniversary of

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the Closing Date, and (ii) by its nature is required to be performed after Closing (the “Post-Closing Covenants”) may be made or brought by any party hereto after the first anniversary of the last date on which each such Post-Closing Covenant was required to be performed (in each case, a “Covenant Survival Period” and collectively with the Warranty Survival Period, the “Survival Period”).

(c)       Notwithstanding Sections 10.1(a) hereof, any breach of any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the applicable Survival Period if notice in writing of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Any claim not asserted in accordance with this Article 10.1 on or prior to the expiration of the applicable Survival Period will be irrevocably and unconditionally released and waived except in cases of Intentional Misrepresentation.

10.2       Indemnification by Seller.

(a)       Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all Damages to the extent based upon or resulting from or incurred in connection with:

(i)
any breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement or in any document, schedule, instrument or certificate delivered hereunder or in respect of a claim made based upon alleged facts that if true could constitute any such breach or inaccuracy;

(ii)	any breach or violation of any Pre-Closing Covenant or Post-Closing Covenant by Seller;

(iii)
any Accounts Receivable set forth on Seller balance sheet as of the Closing Date which are not fully collected within one (1) year after the Closing Date, net of any applicable reserve for returns or doubtful accounts reflected thereon.

(iv)	any Excluded Liability; and

(v)	any pending litigation on or before the Closing Date related to the Business, the Purchased Assets, the Assumed Liabilities, or Subsidiary;

In the event that Seller may be obligated to indemnify Purchaser Indemnified Parties under both subsections (i) or (ii) and any of subsections (iii)-(v) of this Section 10.2, Seller’s obligations under any of subsections (iii)-(v) shall be controlling and the limitations provided in Sections 10.1 shall not apply.

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(b)       Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(c)       Seller shall have no liability (for indemnification or otherwise) with respect to claims under Sections 10.2(a), until the total of all Damages with respect to such matters exceeds Fifty Thousand Dollars ($50,000), and then for the total amount of Damages.

10.3       Indemnification by Purchaser.

(a)       Purchaser hereby agrees to indemnify and hold Seller and its directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Damages based upon or resulting from:

(i)
any breach of, or inaccuracy in, any representation or warranty made by Purchaser in this Agreement or in any other document, schedule, instrument or certificate delivered hereunder or in respect of a claim made based upon alleged facts that if true could constitute any such breach or inaccuracy;

(ii)	any breach or violation of any Pre-Closing Covenant or Post-Closing Covenant by Purchaser;

(iii)	based upon or arising directly from any Assumed Liability; and

(iv)	based upon or arising directly from Purchaser’s operation of the Purchased Assets after the Closing Date;

(b)       Seller shall take and cause their Affiliates to take all reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(c)       Purchaser shall have no liability (for indemnification or otherwise) with respect to claims under Sections 10.2(a), until the total of all Damages with respect to such matters exceeds Fifty Thousand Dollars ($50,000), and then for the total amount of Damages.

10.4        Indemnification Procedures.

(a)       A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

(b)       In the event that any Legal Proceeding shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Sections 10.2 and 10.3 hereof (an “Indemnification Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The

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failure of the Indemnified Party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is irreparably and materially prejudiced as a result of such failure in which case such indemnification shall be reduced but only to the extent of such irreparable and material prejudice. The Indemnifying Party shall have the right, at its sole option and expense, to select counsel of its choice to defend the Indemnifying Party, which must be reasonably satisfactory to the Indemnified Party, and to vigorously and diligently defend against, negotiate, settle (subject to subsection (c)) any Indemnification Claim which relates to any Damages indemnified against by it hereunder; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnifying Party, at any time after the Indemnified Party’s delivery of the notice referred to in the first sentence of this clause (b) and before such Indemnifying Party’s written response to the Indemnified Party, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests. If the Indemnifying Party elects to defend against, negotiate or settle any Indemnification Claim which relates to any Damages indemnified by it hereunder, it shall, within thirty (30) days (or sooner if the nature of the Indemnification Claim so requires), notify the Indemnified Party of its intent to do so and provide reasonable assurance of its ability to pay the Indemnification Claim; provided that if the Indemnifying Party elects not to defend against, negotiate, or settle any Indemnification Claim which relates to any Damages indemnified against hereunder, the Indemnified Party may defend against, negotiate or settle such Indemnification Claim at the sole cost and expense of the Indemnifying Party. If the Indemnifying Party shall assume the defense of any Indemnification Claim, the Indemnified Party may participate, at its or their own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnified Party; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.

(c)       Notwithstanding anything in Section 10.4(b) to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant provides to the Indemnified Party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant with a release as per the preceding sentence, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Indemnification Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnification Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Damages of the Indemnified Party relating to such Indemnification Claim through the date of its rejection of the settlement offer, or (B) the aggregate Damages of the Indemnified Party with respect to such Indemnification Claim.

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(d)       In the event any Indemnified Party should have a claim under Sections  10.2 or 10.3, as applicable, against any Indemnifying Party that does not involve a third party claim, the Indemnified Party shall deliver a written notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give such notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably and materially prejudiced thereby in which case such indemnification shall be reduced but only to the extent of such irreparable and material prejudice. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify, in writing, the Indemnified Party within thirty (30) days thereafter whether the Indemnifying Party disputes the claim described in such notice, the Damages in the amount specified in such written notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to attempt to negotiate a resolution of such dispute within thirty (30) days.

(e)       After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

(f)        This Section 10.4 shall not apply to any Claims made in respect of Taxes, which shall be specifically governed by Section 11.4.

(g)       This Section 10.4 shall not apply to any actions taken pursuant to Sections 8.14, 8.15 and/or 8.16, which shall be specifically governed by their respective terms

10.5     Escrow. On the earlier of (i) the date of execution of a Purchase Agreement between Purchaser U.M AccelMed, Limited Partnership (“AccelMed”), or (ii) the date of execution of this Agreement, Seller shall deposit 3,793,452 shares of common stock of Purchaser beneficially owned by Seller, free of any third parties rights, into an escrow account, and (ii) on the Closing Date, Seller shall deposit additional 2,000,000 shares of common stock of Purchaser, beneficially owned by Seller free of any third parties rights, into an escrow account (all such securities, together with any and all proceeds of disposal of such securities by Seller (if and to the extent such disposal was consummated prior to the lapse of the Escrow Period), the “Escrow Reserve”), in each case held by Stephen L. Davis, as escrow agent (the “Escrow Agent”), and governed by an agreement to be executed by the applicable parties substantially in the form attached hereto as Exhibit C; provided, that Seller shall have no obligation to deposit the 2,000,000 shares of common stock of Purchaser in the escrow account on the Closing Date if Seller has satisfied and discharged all of its OCS Debt and Obligations prior to the Closing Date. The Escrow Reserve shall be retained by the Escrow Agent until the earlier of (1) date of the termination of this Agreement, or (2) the later of (A) the 24 month anniversary of the Closing Date or (B) the satisfaction and discharge by Seller of the OCS Debt and Obligations (the “Escrow Period”) in order to (a) secure the indemnification obligations of Seller pursuant to

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Section 10.2 ; (b) secure the obligations of Seller and to enable the provision of remedies to Purchaser pursuant to Section 8.14, (c) secure the obligations of Seller and to enable the provision of remedies to Purchaser pursuant to Section 8.15, and (d) secure the obligations of Seller and to enable the provision of remedies to Purchaser pursuant to Section 8.16. Any amounts remaining in the Escrow Reserve after satisfaction of the obligations hereof shall be disbursed in accordance with the escrow agreement.

10.6     Exclusive Remedy. From and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Section 10. For avoidance of doubt, it is acknowledged that the indemnification of Purchaser under Section 10 shall not be limited to the Escrow Reserve and Purchaser shall be entitled to recover from and to be indemnified for all Damages regardless of the value or amount of the Escrow Reserve. Notwithstanding the foregoing, this Section 10.6 shall not operate to limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).

ARTICLE 11

TAXES

11.1     Payment of Sales, Use or Similar Taxes. Purchaser and Seller shall each be responsible for any federal, state, local or foreign sales Taxes applicable in their respective jurisdictions to the Purchased Assets and Purchased Shares and all other applicable sales, use, value-added, stamp, documentary, filing, recording, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions, transfer or similar fees or Taxes or governmental charges (including real property transfer gains Taxes, UCC3 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) in connection with the transactions contemplated by this Agreement (other than Taxes measured by or with respect to income imposed on Seller or its Affiliates) (collectively, “Transfer Taxes”). Purchaser shall file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner. To the extent Seller has any Liability for any Transfer Taxes under this Section 11.1.

11.2      Cooperation on Tax Issues.

(a)       Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets, Purchased Shares and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees (A) to retain all books and records with respect to Tax matters pertinent to Subsidiary relating to any taxable period beginning at or before the

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Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller shall allow the other party to take possession of such books and records.

(b)       Seller and Purchaser further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). The reasonable costs incurred by Seller and Purchaser during the process of obtaining said certificate or other document shall be borne by the party that benefits of the mitigation, reduction or elimination of any Tax.

11.3      Tax Refunds; Tax Benefit Amounts.

(a)       Any refunds or credits of Taxes of Subsidiary attributable to any period (or portion thereof) ending at or before the Closing Date (a “Pre-Closing Tax Period”) which is an Excluded Asset shall be for the benefit of, and promptly paid to, Seller to the extent not reflected as an asset in the balance sheet or the Total Consideration; provided, however, if the Tax being refunded shall have been paid by Purchaser or an Affiliate of Purchaser after the Closing Date, such refund shall be paid to Purchaser or such Affiliate. Purchaser shall forward or reimburse to Seller any such Tax refunds or credits received within five (5) days after receipt thereof (but no earlier than two (2) Business Days after the deposit of any such payment made by check has cleared) reduced by any reasonable out-of-pocket expenses incurred by Purchaser or Subsidiary to collect such refund or credit.

(b)       Neither Purchaser nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of Subsidiary with respect to a Pre-Closing Tax Period without the prior written consent of Seller. Neither Purchaser nor any of its Affiliates shall make or cause Subsidiary to make an election under Section 338 of the Code or any comparable or similar election under any provision of state, local or foreign Tax Law with respect to the Purchased Shares.

11.4       Tax Matters.

(a)       Tax Indemnification.

(i)
Except as otherwise contemplated in this Agreement, Seller hereby agrees to be liable for and to indemnify and hold Purchaser harmless from and against all Taxes of Subsidiary for any taxable period ending at or before the Closing Date.

(ii)	Seller hereby agrees to be liable for and to indemnify and hold Purchaser harmless from and against all Excluded Liabilities set forth in Sections 2.4(b) and 2.4(c).

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(iii)	Purchaser hereby agrees to be liable for and to indemnify and hold Seller harmless from and against all Taxes of Subsidiary for any taxable period beginning after the Closing Date.

(iv)	Purchaser hereby agrees to be liable for and to indemnify and hold Seller harmless from and against all Assumed Liabilities set forth in Sections 2.3(g) and 2.3(h).

(b)       Tax Audits.

(i)
If notice of any action, suit, investigation or audit with respect to Taxes of Subsidiary (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable pursuant to this Agreement, the notified party shall notify the other party in writing of such Tax Claim. Failure to notify the other party of the Tax Claim will not relieve the other party of any liability that it may have to the notified party, except to the extent that the other party demonstrates that the defense of such Tax Claim is prejudiced by the notified party’s failure to give such notice.

(ii)
To the extent the Tax Claim relates to a Pre-Closing Tax Period, Seller will have the right to assume control of the defense of the Tax Claim with counsel of their choice at any time within thirty (30) days after Seller has received notice of the Tax Claim. If Seller assumes such defense, Subsidiary and/or Purchaser shall have the right to participate in the defense thereof and to employ at their own expense counsel reasonably acceptable to Seller separate from the counsel employed by Seller. So long as Seller has assumed and is conducting the defense of the Tax Claim in accordance with the above, Subsidiary and/or Purchaser will not consent to the entry of any judgment on or enter into any settlement with respect to the Tax Claim without the prior written consent of Seller. In the event that Seller refuse to assume the defense of the Tax Claim as provided above, Subsidiary and/or Purchaser may defend against the Tax Claim; provided, however, that neither Subsidiary nor Purchaser may consent to the entry of any judgment on or enter into any settlement with respect to the Tax Claim without the prior written consent of Seller.

(c)       Disputes. Any dispute as to any matter covered hereby shall be resolved by Purchaser and Seller in good faith. The fees and expenses of such accounting firm shall be borne equally by Seller, on the one hand, and Purchaser on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

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(d)       Time Limits. Any claim under this Section 11.4  may only be made until (a) the third anniversary of the filing of the relevant Tax Return with respect to any Tax for a Pre-Closing Period filed with a United States federal, state or local Taxing Authority, and (b) the relevant statute of limitations under applicable Tax Law for any Tax Return filed with a foreign Taxing Authority.

ARTICLE 12.

MISCELLANEOUS AND GENERAL

12.1     Modification or Amendment. Subject to any limitations under applicable Law, at any time prior to the Closing Date, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties.

12.2     Waiver of Conditions. The conditions to each of the parties’ obligations to execute this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

12.3     Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

12.4     Governing Law; Waiver of Jury Trial; Specific Performance.

(a)       Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, EXCEPT FOR MATTERS INVOLVING CORPORATE AFFAIRS OF MEDIVISION.

(b)       Waiver. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.4.

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(c)       Injunctive Relief. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity

12.5     Dispute Resolutions. The parties shall use their best efforts to resolve amicably any and all disputes, controversies, claims or differences (“Disputes”) relating to this Agreement. If either party gives written notice to the other party that a Dispute has arisen, and the parties are unable within five (5) business days of such written notice to resolve the Dispute, then it shall be resolved by binding arbitration, which shall be administered by the American Arbitration Association (“AAA”) and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”), as such Rules may be amended from time to time, with the hearing locale to be Sacramento, California. A single neutral arbitrator (the “Arbitrator”) shall preside over the arbitration and decide the Dispute (the “Decision”). The AAA shall use its normal procedures pursuant to the Rules for selection of the Arbitrator. The Decision shall be binding, and the prevailing party may enforce such decision in any court of competent jurisdiction. The parties shall cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable and, in this connection, to furnish such documents and make available such Persons as the Arbitrator may request. All proceedings and decisions of the Arbitrator shall be maintained in confidence, to the extent legally permissible, and shall not be made public by any party or any Arbitrator without the prior written consent of all parties to the arbitration, except as may be required by law. The expenses of the arbitration shall be borne by the non-prevailing party to the arbitration, including, but not limited to, the cost of experts, evidence and legal counsel.

12.6     Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Purchaser:	Ophthalmic Imaging Systems 221 Lathrop Way, Suite 1 Sacramento, CA 95815 Attn: Gil Allon, Chief Executive Officer Phone: 916-646-2020 Fax: 916-646-0207 Email: Info@oisi.com

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with a copy to:	Troutman Sanders LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174 Attn: Henry I. Rothman, Esq. Phone: 212-704-6000 Fax: 212-704-6288 Email: henry.rothman@troutmansanders.com if to Seller:
MediVision Medical Imaging, Ltd.
Hermon Building, Industrial Park
PO Box 45
Yokneam Elit 20692, Israel
Attn: Noam Allon, President & CEO
Phone: 011-972-4-989-4884
Fax: 011-972-4-989-4883
Email: general@medivision-ois.com

with a copy to:	Eitan-Mehulal Law Group 10 Abba Eban Blvd. PO Box 2081 Herzlia 46120, Israel Attn: Nir Weissberger Tel +972-9-972-6000 Fax +972-9-972-6001 Email: nirweissberger@israelilaw.com
If to Escrow Agent:	Stephen L. Davis c/o Davis & Leonard LLP 8880 Cal Center Drive Suite 180 Sacramento, CA 95826 Tel (916) 362-9000 Fax (916) 362-9066 Email: sdavis@davisandleonard.com or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business

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Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

12.7     Entire Agreement. This Agreement (including any exhibits hereto), Seller Disclosure Letter and Purchaser Disclosure Letter (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

12.8     No Third-Party Beneficiaries. OIS and MediVision hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

12.9     Obligations of OIS and of MediVision. Whenever this Agreement requires a Subsidiary of OIS to take any action, such requirement shall be deemed to include an undertaking on the part of OIS to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of MediVision to take any action, such requirement shall be deemed to include an undertaking on the part of MediVision to cause such Subsidiary to take such action.

12.10   Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the execution of this Agreement shall be paid when due.

12.11   Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.12   Interpretation; Construction.

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(a)       Headings, etc. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)       No Presumption. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)       Disclosure Letters. Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

(d)       Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(e)       Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(f)        Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule if its relevance to such other Schedules is clearly apparent. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Agreement, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(g)       Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or other financial statement, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or other financial statement that related to the subject matter of such representation that is clearly apparent, (b) such item is otherwise specifically set forth on the balance sheet or other financial statement or (c) is specifically set forth in the notes thereto.

58

12.13   Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement is void.

59

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

OPHTHALMIC IMAGING SYSTEMS
		By:	/s/ Gil Allon
Name: Gil Allon Title: Chief Executive Officer
		By:	/s/ Ariel Shenhar
Name: Ariel Shenhar Title: Chief Financial Officer
MEDIVISION MEDICAL IMAGING LTD.
		By:	/s/ Noam Allon
Name: Noam Allon Title: President and Chief Executive Officer

AGREED AS TO ARTICLE 10 BY ESCROW AGENT

By:	/s/ Stephen Davis
Name: Stephen Davis Title: Escrow Agent

S-1

Exhibit A

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made and delivered as of October ___, 2009 by and between MediVision Medical Imaging Ltd., an Israeli company ("Seller"), and Ophthalmic Imaging Systems, a California corporation ("Purchaser").

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

WHEREAS, Seller and Purchaser have entered into that certain Asset Purchase Agreement dated as of June 24, 2009 (the “Asset Purchase Agreement”), the terms of which are incorporated herein by reference, which provides, among other things, for the sale and assignment by Seller to Purchaser of the Purchased Assets.

NOW, THEREFORE, in consideration of the mutual promises contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, and subject to the terms and conditions of the Purchase Agreement:

1.           Seller does hereby bargain, sell, grant, assign, transfer, convey and deliver unto Purchaser, and its successors and assigns, forever, and subject to Sections 5.2, 5.3 and 5.4 of the Asset Purchase Agreement, all of Seller’s right, title and interest in and to the Purchased Assets listed on Exhibit A hereto (the “Sale Assets”), free and clear of any Liens or Liabilities other than the Permitted Exceptions and the Assumed Liabilities, TO HAVE AND TO HOLD such Sale Assets with all appurtenances thereto, unto Purchaser, and its successors and assigns, for its use forever.

2.           Seller covenants and agrees to execute and deliver, at the request of Purchaser, such further instruments of transfer and assignment and to take such other action as Purchaser may reasonably request to more effectively consummate the assignments contemplated by this Bill of Sale.

3.           This Bill of Sale shall inure to the benefit of and be binding upon Seller and the Purchaser and their respective successors and assigns and such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.  None of Seller or Purchaser may assign, delegate or otherwise transfer either this Bill of Sale or any of the rights, interests or obligations hereunder without the prior written approval of the other; provided, however, that Purchaser may assign this Bill of Sale to one or more of its Affiliates.

3.           Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Purchase Agreement.  To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the terms of the Purchase Agreement, the Asset Purchase Agreement shall govern.

4.           This Bill of Sale is executed and delivered pursuant to the Asset Purchase Agreement.

5.           Assignments under this Bill of Sale are subject to, and shall confirm with, Section 12.13 of the Asset Purchase Agreement

6.           This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of California, as applied to contracts made and performed entirely in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.  The Federal and State courts sitting in Sacramento County, California shall have exclusive jurisdiction over all disputes and other matters relating to the interpretation and enforcement of this Bill of Sale, and Seller shall expressly consent to and agree not to contest such exclusive jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, Seller have caused this Bill of Sale to be executed and delivered as of the day and year first above written.

PURCHASER: OPHTHALMIC IMAGING SYSTEMS
By:	/s/ Gil Allon
Name: Gil Allon Title: Chief Executive Officer
By:	/s/ Ariel Shenhar
Name: Ariel Shenhar Title: Chief Financial Officer
SELLER: MEDIVISION MEDICAL IMAGING LTD.
By:
Name: Title:

EXHIBIT A

List of Assets

1.	Fixed assets listed in the Schedule 2.1(l), attached to the Asset Purchase Agreement.

2.	37,800 shares par value 1.00 Euro, which constitute 63% of the total shares of CCS Pawlowski GmbH, which are registered under the name of Ophthalmic Imaging Systems as of January 5, 2009.

3.	Distributors’ Agreements as defined in Schedule 2.1(a) attached to the Asset Purchase Agreement, listed as numbers 1-4.

4.	IRI Project:
4.1	IRI Patent in accordance with Schedule 2.1(d) attached to the Asset Purchase Agreement, Document 2.
4.2	IRI know-how.

Exhibit B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this "Agreement") is made as of June 24, 2009 by and between MediVision Medical Imaging Ltd., an Israeli company ("Seller"), and Ophthalmic Imaging Systems, a California corporation ("Purchaser").

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

R E C I T A L S:

 WHEREAS, Seller and Purchaser are parties to an Asset Purchase Agreement, dated as of June 24, 2009 (the “Asset Purchase Agreement”), providing for, among other things, the sale by Seller to Purchaser of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities; and

WHEREAS, in accordance with the terms of the Asset Purchase Agreement, Seller and Purchaser have agreed to enter into this Agreement, providing for (a) the assignment from Seller to Purchaser of all of Seller’s right, title and interest in, under and to the Purchased Agreements, the agreements listed in Exhibit A hereto, and those assets set forth in Section 2.1 of the Asset Purchase Agreement (collectively, the “Assumed Assets”), from and after the Closing, on and subject to the terms of this Agreement, and (b) the acceptance by Purchaser of such assignment and the assumption by Purchaser of the Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Assignment.  In accordance with and subject to the terms of the Asset Purchase Agreement, Seller hereby sells, assigns, transfers and conveys to Purchaser, to the extent that such are legally assignable and any necessary consents to assignment have been obtained, all of Seller’s right, title and interest in, under and to the Assumed Assets, free and clear of any Liens or Liabilities other than the Permitted Exceptions and Assumed Liabilities, from and after the Closing.

2.           Acceptance and Assumption.  In accordance with and subject to the terms of the Asset Purchase Agreement, Purchaser hereby (a) purchases and accepts the assignment, transfer and conveyance, to the extent that such are legally assignable and necessary consents to assignment have been obtained, of Seller’s right, title and interests in, under and to the Assumed Assets; and (b) unconditionally and irrevocably assumes, undertakes and agrees to be bound by and promptly to perform or cause to be performed the terms, conditions and covenants, agreed to be done, kept and performed by Seller with respect to the Assumed Liabilities and arising under the Assumed Assets including but not limited to pay, satisfy, perform and discharge in full, as and when due, and release and discharge Sellers and their successors and assigns completely and forever from, all of the Assumed Liabilities.  Notwithstanding anything to the contrary herein or in any other writing delivered in connection herewith, Purchaser will not assume any Excluded Liabilities.

3.           Further Actions.  Each of the parties hereto covenants and agrees to execute and deliver, at the request of any other party hereto, such further instruments of transfer, assignment and assumption and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement.

4.           Conflict with Asset Purchase Agreement.  Nothing in this Agreement, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Asset Purchase Agreement.  To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the terms of the Asset Purchase Agreement, the Asset Purchase Agreement shall govern.

5.           Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

7.           Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of California, as applied to contracts made and performed entirely in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.  The Federal and State courts sitting in Sacramento County, California shall have exclusive jurisdiction over all disputes and other matters relating to the interpretation and enforcement of this Agreement, and Seller and Purchaser shall expressly consent to and agree not to contest such exclusive jurisdiction.

8.           Succession and Assignment.  Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.  No party may assign, delegate or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written approval of all other parties.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

PURCHASER: OPHTHALMIC IMAGING SYSTEMS
By:	/s/ Gil Allon
Name: Gil Allon Title: Chief Executive Officer
By:	/s/ Ariel Shenhar
Name: Ariel Shenhar Title: Chief Financial Officer
SELLER: MEDIVISION MEDICAL IMAGING LTD.
By:
Name: Title:

Exhibit C

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into this 24 th day of June, 2009, by and among OPHTHALMIC IMAGING SYSTEMS (the “ Purchaser ”), MEDIVISION MEDICAL IMAGING LTD. (the “ Seller ”), and STEPHEN L. DAVIS , ESQ. (the “ Escrow Agent ”). Capitalized terms used in this Agreement not otherwise defined herein shall have their respective meanings given to them in the Asset Purchase Agreement (as defined below).

R E C I T A L S

WHEREAS, the Purchaser and the Seller are parties to that certain Asset Purchase Agreement, dated June 24, 2009 (the “ Asset Purchase Agreement ”); and

WHEREAS, the Purchaser and the Seller have agreed that (i) 3,793,452 shares (the “ Initial Escrow Shares ”) of common stock, no par value (the “ Common Stock ”), of the Purchaser beneficially owned by the Seller will be deposited into an escrow account on the closing date (the “ PA Closing Date ”) of the sale by the Purchaser to U.M AccelMed, Limited Partnership (“ AccelMed ”) of 9,633,228 shares of Common Stock and warrants to purchase 3,211,076 shares of Common Stock pursuant to that certain Purchase Agreement, dated June __, 2009, between the Purchaser and AccelMed and (ii) 2,000,000 shares (the “ Remaining Escrow Shares ,” and collectively with the Initial Escrow Shares, the “ Escrow Shares ”) of Common Stock will be deposited in an escrow account on the closing date (the “ APA Closing Date ”) of the Asset Purchase Agreement, in each case pursuant to Section 10.5 of the Asset Purchase Agreement; provided , that the Seller shall have no obligation to deposit the Remaining Escrow Shares into the Escrow Account (as defined below) if the Seller has satisfied and discharged all of its OCS Debt and Obligations (as defined in the Asset Purchase Agreement) prior to the APA Closing Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE 1
ESCROW SHARES

1.1     Delivery .     (i) On the PA Closing Date, the Seller shall deposit with the Escrow Agent, to be held by the Escrow Agent pursuant to the terms of this Agreement, certificates representing the Initial Escrow Shares and the stock powers executed in blank with respect to such Initial Escrow Shares (the “ Initial Escrow Materials ”) and the Escrow Agent shall deliver the Purchaser on or about such date, a written confirmation of his receipt of the Initial Escrow Materials; and

(ii) on the APA Closing Date, the Seller shall deposit with the Escrow Agent, to be held by the Escrow Agent pursuant to the terms of this Agreement, certificates representing the Remaining Escrow Shares and the stock powers executed in blank with respect to such Remaining Escrow Shares (the “ Remaining Escrow Materials ”) and the Escrow Agent shall deliver the Purchaser on or about such date, a written confirmation of his receipt of the Initial Escrow Materials; provided , that the Seller shall have no obligation to deposit the Remaining Escrow Shares into the Escrow Account (as defined below) if the Seller has satisfied and discharged all of its OCS Debt and Obligations prior to the APA Closing Date. The Remaining Escrow Materials shall be deposited together with an irrevocable power of attorney authorizing the Escrow Agent to release the Remaining Escrow Shares from the Pledge (as defined below), to file a release notice with the Israeli Registrar of Pledges and to take any other reasonable action required to implement such release (without the need for any further consent from the Lenders (as defined below)) immediately prior to any event on which the Escrow Agent shall be entitled to dispose the Remaining Escrow Shares pursuant this Agreement, resulting in the Remaining Escrow Shares being free and clear of any third party charge or rights (as shall be evidenced in writing Israeli Registrar of Pledges’ printout); provided , further that, in the case of (i) and (ii) above, the Seller may, at any time and in its sole discretion (subject to the terms herein), replace the Escrow Shares with an autonomous bank guarantee of a reputable Israeli or US bank, the identity of which should be approved in advance by the Purchaser (the “ Guarantee ”) reflecting the Fair Market Value (as defined herein) of the Escrow Shares, by depositing the Guarantee with the Escrow Agent, whereupon the Escrow Agent shall confirm receipt of such Guarantee to the Purchaser and shall immediately release the appropriate amount of the Escrow Shares to the Seller. The terms and conditions of the Guarantee shall be subject to the prior approval of the Purchaser, which shall not be unreasonably withheld, provided, further that the terms and conditions of the Guarantee (including the conditions and procedure for the realization of the Guarantee) shall not be less favorable to the Purchaser than the rights and remedies granted to the Purchaser and/or the Purchaser’s ability to recover from the Escrow Property (as defined below) under this Agreement. The Escrow Property shall be held in escrow until the earlier of (i) date of the termination of the Asset Purchase Agreement, or (ii) the later of (A) the 24 month anniversary of the date of the APA Closing Date or (B) the satisfaction and discharge by the Seller of the OCS Debt and Obligations (the “ Termination Date ”).

For purposes of this Section 1.1(ii) “ Pledge ” shall mean that certain security and pledge rights granted to the Lenders under that certain convertible loan agreement between the Purchaser, Seller, the Lenders and Delta Trading And Services (1986) Ltd, dated January 12, 2009 with respect to an aggregate of 4,837,391 shares of Common Stock of the Purchaser which are owned by MediVision, out of which 2,000,000 shares of Common Stock of the Purchaser are pledged to the Lenders and “ Lenders ” shall mean Noam Allon, Gill Allon and Ariel Shenhar.

1.2        Receipt; Escrow Account . The Escrow Agent hereby agrees (i) to accept delivery of the Escrow Shares or the Guarantee (subject to the Purchaser’s approval set forth above) and process such delivery based on instructions given to the Escrow Agent and (ii) to hold the Escrow Shares or the Guarantee in an escrow account (the “ Escrow Account ”) in accordance with the terms and conditions of this Agreement and for the uses and purposes stated herein. The Escrow Account, unless it holds cash, shall not be an interest bearing account. Cash, if any, held in the Escrow Account shall be invested in a money market account mutually acceptable to the Purchaser and the Seller, as specified in written instructions from the Purchaser and the Seller to the Escrow Agent. In no event shall any part of the Escrow Shares or the Guarantee be commingled with any other securities held by the Escrow Agent. The Escrow Account shall not be subject to any lien or attachment by any creditor of either party hereto and shall be used solely for the purposes set forth in this Agreement and the Asset Purchase Agreement. The Escrow Shares or the Guarantee and any amounts in the Escrow Account shall not be used by the Escrow Agent to offset any obligations that either the Purchaser or the Seller might have to the Escrow Agent or any of its affiliates, whether under this Agreement or under any other agreement or arrangement in any other capacity, nor shall the Escrow Agent have any lien or claim upon the assets in any form whatsoever.

1.3        Distribution and Dividends . All cash dividends on the Escrow Shares, when and if received by the Escrow Agent, shall be remitted and paid by the Escrow Agent directly to the Seller and shall not be subject to this Agreement. Additional shares of capital stock issued on or with respect to the Escrow Shares as a result of stock splits, stock dividends or other similar capital adjustments to, or recapitalizations on, the Escrow Shares or all other distributions (other than cash dividends) thereof (the “ Additional Distributions ”) shall be delivered directly by the Purchaser (through its stock transfer agent) to the Escrow Agent and shall not be issued to the Seller, and shall be retained in the Escrow Account subject to the terms hereof and shall constitute Escrow Property. The Escrow Agent hereby agrees to accept delivery of the Additional Distributions and to hold the Additional Distributions in accordance with the terms and conditions of this Agreement. The Escrow Agent shall deliver the Purchaser on or about such date, a written confirmation of his receipt of the Additional Distributions. The Seller shall be treated as the beneficial owner of the Escrow Property for tax purposes.

1.4        Voting of Shares . All voting rights with respect to the Escrow Shares shall be exercised by the Seller.

1.5        Transferability; Sale . The interest of the Seller in the Escrow Shares and any other property comprising the Escrow Account (the “ Escrow Property ”) shall not be offered for sale, sold, pledged, assigned, transferred (including by operation of law) or otherwise disposed of, directly or indirectly, or be subject to a transaction which would have the same effect, or be subject to any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Escrow Property, whether any such aforementioned transaction is to be settled by delivery of the Escrow Property, in cash or otherwise, so long as such Escrow Property is held by the Escrow Agent hereunder; provided , however , that the Escrow Agent may sell, transfer, or otherwise dispose of the Escrow Property pursuant to Sections 2.1 and 2.2 hereof, and as otherwise provided in this Agreement.

1.6       Nothing in this Agreement shall limit or restrict the Seller from entering into an agreement with AccelMed and the other parties named therein for the election of directors of the Company and vote of the Escrow Shares and the performance of its obligations thereunder.

ARTICLE 2
DISBURSEMENTS

2.1        Disbursement Request . At any time prior to the Termination Date, upon written certification by the Purchaser to the Escrow Agent (i) that an amount is due and payable by the Seller to the Purchaser pursuant to Section 10.2 of the Asset Purchase Agreement (an “ Indemnification Claim Amount ”) and such amount has not been paid, (ii) that an amount is due and payable by the Seller to the Purchaser pursuant to Section 8.14 of the Asset Purchase Agreement (an “ Elop Claim Amount ”), and such amount has not been paid; (iii) that an amount in is due and payable by the Seller to the Purchaser pursuant to Section 8.15 of the Asset Purchase Agreement (an “ United Mizrachi Bank Claim Amount ”) and such amount has not been paid, or (iv) that an amount is due and payable by the Seller to the Purchaser pursuant to Section 8.16 of the Asset Purchase Agreement (an “ OCS Claim Amount ”), and such amount has not been paid, the Purchaser (on its own behalf or on behalf of any other Person to whom such amount is to be paid) may request a disbursement, subject to Article 3 hereof, from the Escrow Account in payment of such amount, or a portion thereof, if any, by delivering to the Escrow Agent and the Seller a written notice (a “ Purchaser Payment Request ”) which specifies the Indemnification Claim Amount, the Elop Claim Amount, the United Mizrachi Bank Claim Amount or the OCS Claim Amount, as the case may be, and which may include instructions to the Escrow Agent to sell Escrow Shares on behalf of the Seller in customary broker transactions on the OTC Bulletin Board (or wherever the Common Stock is then listed or quoted for trading) in an amount equal to the Indemnification Claim Amount, the Elop Claim Amount, United Mizrachi Bank Claim Amount or the OCS Claim Amount, as the case may be, and to wire the proceeds from such sale to the account of the Purchaser set forth in the Purchaser Payment Request. Each Purchaser Payment Request shall be accompanied by a representation to the Escrow Agent that a copy of such Purchaser Payment Request has been provided to the Seller.

2.2        Distribution of the Escrow Fund .
(a)        Disbursements upon Joint Instructions . The Escrow Agent will distribute the Escrow Property, or any portion thereof, having a Fair Market Value equal to the Indemnification Claim Amount, the Elop Claim Amount, the United Mizrachi Bank Claim Amount, or the OCS Claim Amount, as the case may be (or such lesser amount of Escrow Property as is then held in the Escrow Account), in accordance with, and upon receipt of, the instructions of the Purchaser and the Seller.

(b)        Disbursements upon Purchaser Payment Request . (1) Subject to the provisions of Article 3, on the tenth (10th) Business Day after receipt from the Purchaser of a Purchaser Payment Request with respect to an Indemnification Claim, the Escrow Agent will distribute to the Purchaser (for the account of the Purchaser or another Person, as the case may be) the Escrow Property, or any portion thereof, (i) in the case of Escrow Shares, having a Fair Market Value equal to the Indemnification Claim Amount, or (ii) in the case of cash, equal to the Indemnification Claim Amount (or in each case, such lesser amount of Escrow Property as is then held in the Escrow Account).

(2)       Subject to the provisions of Section 3.2, on the tenth (10th) Business Day after receipt from the Purchaser of a Purchaser Payment Request with respect to an Elop Claim Amount, the Escrow Agent will distribute to the Purchaser (for the account of the Purchaser or another Person, as the case may be) the Escrow Property, or any portion thereof, (i) in the case of Escrow Shares, having a Fair Market Value equal to the Elop Claim Amount, or (ii) in the case of cash, equal to the Elop Claim Amount (or in each case, such lesser amount of Escrow Property as is then held in the Escrow Account); and following such distribution to the Purchaser, the Escrow Agent shall distribute to the Seller, if applicable, Escrow Shares in an amount equal to 602,409 minus the shares used to satisfy the Elop Claim Amount.
(3)       Subject to the provisions of Section 3.2, on the tenth (10th) Business Day after receipt from the Purchaser of a Purchaser Payment Request with respect to an United Mizrachi Bank Claim Amount, the Escrow Agent will distribute to the Purchaser (for the account of the Purchaser or another Person, as the case may be) all of the Escrow Shares or cash from the sale of all the Escrow Shares.

(4)       Subject to the provisions of Section 3.2, on the tenth (10th) Business Day after receipt from the Purchaser of a Purchaser Payment Request with respect to an OCS Claim Amount, the Escrow Agent will distribute to the Purchaser (for the account of the Purchaser or another Person, as the case may be) the Escrow Property, or any portion thereof, (i) in the case of Escrow Shares, having a Fair Market Value equal to the OCS Claim Amount, or  (ii) in the case of cash, equal to the OCS Claim Amount (or in each case, such lesser amount of Escrow Property as is then held in the Escrow Account); and following such distribution to the Purchaser, the Escrow Agent shall distribute to the Seller, Escrow Shares, if applicable, in an amount equal to either (A) if the APA Closing has occurred, 4,337,349 minus the shares used to satisfy the OCS Claim Amount, or (B) if the APA Closing has not occurred 2,337,349 minus the shares used to satisfy the OCS Claim Amount.

(c)        Disbursement upon Lapse of twelve (12) Months . On the twelve (12) month anniversary of the date of this Agreement, the Escrow Agent will distribute to the Seller 426,847 Escrow Shares.

(d)        Disbursement upon Lapse of twenty-four (24) Months . On the twenty-four (24) month anniversary of the date of this Agreement, the Escrow Agent will distribute to the Seller 426,847 Escrow Shares.

(e)        Disbursement upon Lapse of Termination Date . On the Termination Date, and subject to sixty (60) days prior written notice to the Purchaser and the Seller (a “ Termination Notice ”), the Escrow Agent will distribute to the Seller the remaining portion of the Escrow Account, or the undisputed portion thereof (if any) in the event that (i) the Purchaser has delivered any Purchaser Payment Request prior to or subsequent to the delivery of the Termination Notice, (ii) any portion of the Escrow Account is subject to a Payment Dispute (as defined below) at such time, (iii) or in the event that the Purchaser has made any other valid claim in return to the termination notice delivered to it.

It is hereby understood and agreed that any Escrow Shares to be distributed or sold, as the case may be, pursuant to this Section 2.2 that are subject to a pledge agreement in favor of Agfa Gevaert N.V., Delta Trading and Services (1986), Ltd., Gil Allon, Noam Allon, Ariel Shenhar and/or Yuval Shenhar, if to be distributed to the Seller, will be distributed prior to any other Escrow Shares that are not subject to such pledge agreement, and if to be distributed to the Purchaser or sold by the Escrow Agent will be distributed or sold after all other Escrow Shares not subject to such pledge agreement are distributed or sold.

ARTICLE 3
DISPUTE RESOLUTION

3.1        Payment Disputes .

(a)       If, after delivery of a Purchaser Payment Request with respect to an Indemnification Claim Amount, the Seller desires to challenge the amount of the disbursement requested therein (a “ Payment Dispute ”), then the Seller must do so prior to the tenth (10th) Business Day after a Purchaser Payment Request is given by delivering to the Escrow Agent and the Purchaser written notice (a “ Dispute Notice ”) describing in reasonable detail the amount of the requested distribution to be challenged and the basis for such challenge. If the Seller delivers a Dispute Notice or any dispute otherwise arises as to the terms of the Escrow Account, the Purchaser and the Seller shall attempt to resolve the dispute and if they are unable to do so within thirty (30) days after delivery of the Dispute Notice, the dispute shall be resolved in accordance with the dispute resolution procedures contained in Section 12.5 of the Asset Purchase Agreement. If, upon final resolution of the dispute, either by mutual agreement or in accordance with the dispute resolution procedures contained in Section 12.5 of the Asset Purchase Agreement, all or a portion of the Escrow Property is determined to be payable to the Purchaser, upon receipt of (i) a joint written direction of the Purchaser and the Seller, or (ii) any final non-appealable Order directing the Escrow Agent as to the disposition of such dispute, then the Escrow Agent shall promptly release to the Purchaser the amount so determined/directed. Each party shall be responsible for its own fees and expenses in connection with a dispute of any Indemnification Claim Amount, Elop Claim Amount, United Mizrachi Bank Claim Amount or OCS Claim Amount, provided that if the final non-appealable Order direct the payment to the Purchaser of the all or substantially all the amount claimed by the Purchaser under the Purchaser Payment Request, then the Seller shall reimburse the Purchaser for all expenses incurred by the Purchasers in connection with a dispute under this Section 3.1.

(b)       It is hereby agreed and acknowledged by the Seller that any and all Purchaser Payment Requests with respect to Elop Claim Amount, United Mizrachi Bank Claim Amount or OCS Claim Amount shall not be subject to the dispute procedure set fort in Section 3.1(a) above and the Escrow Agent shall distribute Escrow Property, or any portion thereof on the tenth (10th) Business Day after receipt from the Purchaser of a Purchaser Payment Request, as set forth in Section 2.2(b).

3.2        Valuation of Escrow Property .

(a)        Fair Market Value . For purpose of this Agreement,

(i) the Fair Market Value of each Escrow Share in connection with an Indemnification Claim Amount, an United Mizrachi Bank Claim Amount and an OCS Claim Amount shall be the volume weighted average price based on the closing price per share of the Purchaser’s Common Stock on the OTC Bulletin Board (or wherever the Common Stock is listed or quoted for trading on the date in question) for the thirty-day trading period ending on the day prior to the date on which the claim was “finally determined” (as defined below), with appropriate adjustment to take into account any stock split, reverse stock split, stock dividend, recapitalization or other similar capital adjustments with respect to the Purchaser’s Common Stock

(ii) the Fair Market Value of each of the Escrow Shares in connection with an United Mizrachi Bank Claim Amount shall be $0.41522 per share, with appropriate adjustment to take into account any stock split, reverse stock split, stock dividend, recapitalization or other similar capital adjustments with respect to the Purchaser’s Common Stock, and

(iii) the Fair Market Value of each Escrow Share for the purpose of providing the Guarantee shall be the volume weighted average price based on the closing price per share of the Purchaser’s Common Stock on the OTC Bulletin Board (or wherever the Common Stock is listed or quoted for trading on the date in question) for the thirty-day trading period ending on the day prior to the date of replacing the Escrow Shares with the Guarantee.

For purposes of this Section 3.2, the date on which a claim was “finally determined” shall mean (a) in the case of Section 2.2(a), the payment date stated in the joint written instructions; (b) in the case of Section 2.2(b), the payment date stated in the Purchaser Payment Request; provided , however , that nothing in this Section 3.2(a) shall prejudice the right of any indemnified party to seek full indemnification for any Indemnification Claim Amount, Elop Claim Amount, United Mizrachi Bank Claim Amount, or OCS Claim Amount for which the Escrow Property is not the sole recourse pursuant to the Asset Purchase Agreement. Notwithstanding anything to the contrary herein, Escrow Property to be released shall be rounded to the nearest share.

(b)        Calculation . The Fair Market Value with respect to an Indemnification Claim Amount, a Elop Claim Amount or an OCS Claim Amount shall be calculated by the Purchaser within five (5) Business Days after the date on which a claim has been “finally determined” (as defined in Section 3.2(a) above), and the results of such calculation shall be provided to the Escrow Agent in writing signed by the Purchaser (the “ Calculation Notice ”) within such 5-day period. In no event shall the Escrow Agent be required to determine the Fair Market Value of the Escrow Property. The Calculation Notice shall specify (i) the Indemnification Claim Amount, the Elop Claim Amount or the OCS Claim Amount; (ii) the Fair Market Value of Escrow Property on a per share basis; and (iii) and the exact number of shares of Escrow Shares and the amount of other Escrow Property (if any) to be released from the escrow.
The Escrow Agent shall have no duty whatsoever to independently verify the accuracy of the calculations provided pursuant to this Sections 3.2(b)(1) or (2) and shall be entitled to rely on the calculation provided to the Escrow Agent by the Purchaser.

ARTICLE 4
ESCROW AGENT

4.1        Appointment . The Purchaser and the Seller hereby appoint the Escrow Agent to serve hereunder and the Escrow Agent hereby accepts such appointment and agrees to perform all duties which are expressly set forth in this Agreement. The Seller hereby acknowledges that the Escrow Agent also serves as outside legal counsel to the Purchaser, and shall continue to serve as counsel to Purchaser. Both Seller and Purchaser expressly agree to waive any conflicts of interest arising from the Escrow Agent’s role or performance of duties under this Agreement or as counsel to Purchaser.

4.2        Duties; Limitation of Liability of Escrow Agent .

(a)       The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and no other or further duties or responsibilities shall be implied. The Escrow Agent shall not have any liability under, nor duty to inquire into, the terms and provisions of any agreement or instructions, other than as outlined in this Agreement. It is understood and agreed that should any dispute arise with respect to the payment and/or ownership or right of possession of the Escrow Property, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, all or any part of the Escrow Property until such dispute shall have been settled either by mutual agreement by the parties concerned or by the final decision of the arbitrators in accordance with the dispute resolution procedures contained in Section 12.5 of the Asset Purchase Agreement.

(b)       The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of such document. The Escrow Agent shall have no duty to solicit any items which may be due it hereunder.

(c)       The Escrow Agent shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent’s willful misconduct or gross negligence was the primary cause of any loss to the Purchaser or the Seller.

(d)       The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given jointly by the Purchaser and the Seller, or by the Purchaser (to the extent that the Seller was provided with the right to dispute a payment pursuant to an in accordance with Section 3.1 above).

(e)       In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

(f)        If, in the sole opinion and discretion of the Escrow Agent, a conflict or dispute arises, and as a result of that conflict or dispute the Escrow Agent is unable to perform his duties or resolve the conflict or dispute, then the Escrow Agent may refer the matter to private arbitration by another attorney. The Escrow Agent shall notify the parties of his decision to refer the matter to arbitration, and the parties promptly shall select an arbitrator. If the parties are unable to agree on an arbitrator, or cannot choose an arbitrator within 10 days of the Escrow Agent’s notification of a conflict or dispute, then the Escrow Agent may choose the arbitrator. The arbitrator shall be an attorney in the County of Sacramento, California, licensed to practice law in the State of California. Once the arbitrator has been chosen and assigned the dispute or conflict relating to the Escrow Agent’s duties, the parties shall promptly deliver to the arbitrator all arguments and materials necessary to assist the arbitrator in rendering a decision. The arbitrator may, and shall try to, resolve the dispute or conflict within twenty days of being chosen by the parties or Escrow Agent. The decision of the arbitrator shall be final and nonappealable.

4.3        Indemnification . The Purchaser and the Seller hereby agree to jointly and severally indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense arising out of or in connection with this Agreement and carrying out its duties hereunder, including the costs and expenses of investigating or defending itself against any claim of liability, except in those cases where the Escrow Agent has been guilty of gross negligence or willful misconduct. The costs of enforcing this indemnity shall be paid by the Purchaser and the Seller if the Escrow Agent is determined by a court of competent jurisdiction to be the prevailing party; provided , that the Purchaser, on the one hand, and the Seller, on the other hand, shall each pay one-half of such costs. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

4.4        Compensation/Fees to Escrow Agent . The Escrow Agent has agreed to serve without compensation for his services hereunder. Notwithstanding the foregoing, the Escrow Agent shall be entitled to be reimbursed for all costs and expenses incurred in performing his duties hereunder, and shall be compensated for time spent as Escrow Agent at his then standard hourly rate by the Purchaser.

ARTICLE 5
OTHER PROVISIONS

5.1        Notices . Any notice or other document to be given hereunder by any party hereto to any other party shall be give in the manner required by Section 12.6 of the Asset Purchase Agreement.

5.2        Successor Escrow Agent . In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving its resignation to the parties to this Agreement, specifying a date not less than thirty (30) calendar days following such notice date of when such resignation will take effect, provided that in no event shall the Escrow Agent resign prior to appointment of a successor to ensure that the Escrow Property shall consecutively be held in escrow under the terms herein during until the termination Date. The Purchaser will designate a successor escrow agent prior to the expiration of such period by giving written notice to the Escrow Agent and the Seller. In addition, the Purchaser may appoint, at any time prior to the termination Date, a successor escrow agent with the consent of the Seller, which consent shall not be unreasonably withheld. The Escrow Agent will promptly transfer the Escrow Property to such designated successor. The terms of this Agreement shall bind any successor escrow agent.

5.3        Governing Law .   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

5.4        Representation and Warranties of the Purchaser and the Seller . Each of the Purchaser and the Seller hereby represents and warrants (i) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Agreement does not and will not violate any applicable law or regulation.

5.5        Further Acts and Assurances . The parties agree to execute and deliver any and all documents and to take such further action as shall be reasonably required to effectuate the provisions of this Agreement.

5.6.       Counterparts . This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

5.7        Amendment; Waiver . This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereto may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

5.8        Severability . The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

5.9        Integration . This Agreement and the Asset Purchase Agreement contain the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first written above.

Purchaser: OPHTHALMIC IMAGING SYSTEMS
By:	/s/ Gil Allon
Name: Gil Allon Title: Chief Executive Officer

By:	/s/ Ariel Shenhar
Name: Ariel Shenhar Title: Chief Financial Officer

Seller: MEDIVISION MEDICAL IMAGING LTD.
By:	/s/ Noam Allon
Name: Noam Allon Title: President and Chief Executive Officer

Escrow Agent:
/s/ Stephen L. Davis, Esq.
Stephen L. Davis, Esq.

Exhibit D

EITAN MEHULAL
LAW GROUP

October 21st, 2009

Dear Sirs:

Re: Asset Purchase Agreement dated June 24,, 2009 between Ophthalmic Imaging Systems and MediVision Medical Imaging Ltd.

We have acted as Israeli legal counsel to MediVision Medical Imaging Ltd (the "**Company**"), in connection with the Asset Purchase Agreement signed between the Company and Ophtalmic Imaging Systems ("**OIS**") on June 24,, 2009 (the "**Agreement**") and the Schedules and Attachments thereto executed by the Company (collectively, the "**Documents**")

Capitalized terms used herein which are defined in the Agreement have the same meaning as therein defined unless the context of this opinion otherwise requires or unless such terms are otherwise defined in this opinion This opinion letter is delivered pursuant to Section 9 1(j) of the Agreement, solely with respect to the matters specifically addressed hereinbelow and subject to the provisions hereof

Documents Reviewed

In connection with rendering the opinions set forth in this Opinion Letter, we have examined the Agreement and the Documents

We have also examined originals or copies certified or otherwise identified to our satisfaction of such records or corporate proceedings, certificates of officers of the Company and others, certificates of government officials, documents and such other material as we have considered necessary or appropriate for the purpose of this opinion As to factual matters that are not within our knowledge, we have relied upon written or oral statements of officers and other representatives of the Company Except as expressly set forth in this opinion and except facts which have come to our attention in our representation of the Company (and only to the extent such facts have come to our attention), we have not undertaken any independent investigation to determine the existence or absence of such facts Whenever our opinions herein are indicated to be based on our knowledge, it is intended to signify that during the course of our engagement in connection with the transactions referred to herein, no information has come to our attention that would give us actual knowledge of the existence or absence of such facts, and such expression refers only to the current knowledge of the attorneys of this firm who have provided legal counselling to the Company

שד' אבא אבן 10
ת.ד. 2081
הרצליה 46120, ישראל
טל: 09-9726000
פקס: 09-9726001
www.EitanMehulal.com

EITAN MEHULAL
LAW GROUP

Assumptions

In such examinations we have assumed:

(a) the genuineness of all signatures on all documents purporting to be originals and on the originals of all documents submitted to us as copies;

(b) the authenticity, accuracy and completeness of all documents submitted to us as originals and the originals of all documents submitted to us as a photocopy or a certified or facsimile copy thereof;

(c) the conformity to authentic originals of all documents submitted to us as copies;

(d) the legal capacity of all natural persons;

(e) the due authorization, execution and delivery of each of the Agreement and the Documents by all parties thereto other than the Company, pursuant to due and unrestricted capacity, power and authority, the legal existence, power and capacity of each of such parties and that the Agreement and the Documents each constitute legal, valid and binding obligations enforceable against each of such parties, in accordance with their terms;

(f) the identity and capacity of all individuals acting or purporting to act as public officials, the accuracy and completeness of the records, filing systems and indices maintained by offices of public record and of all representations, statements and other matters of fact set out or referred to in the results of our searches, documents or certificates relating thereto, the reliability of all search results obtained by electronic transmission, and the accuracy of the results of any printed or computer search of offices of public record;

(g) that insofar as any obligations under the Agreement and the Documents and any other agreement or instrument entered into in connection therewith is to be performed in any jurisdiction outside Israel, its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(h) that the Company was not unable to pay its debts nor will it become unable to pay its debts in consequence of the transactions set out in the Agreement

(i) that our opinion need not refer to, and therefore does not address approvals or consents required in connection with the Agreement from the OCS, from the Investment Center of the Israeli Ministry of Industry and Trade and from Elop, since OIS has released the Company from securing such approvals or consents at or before the Closing

2

שד' אבא אבן 10
ת.ד. 2081
הרצליה 46120, ישראל
טל: 09-9726000
פקס: 09-9726001
www.EitanMehulal.com

EITAN MEHULAL
LAW GROUP

Based and relying upon the foregoing, and subject to the qualifications and reservations made above and below, we are of the opinion that:

1 The Company is a corporation duly incorporated and validly existing under the laws of the State of Israel

2 The Company has the corporate capacity and corporate power and authority to execute, deliver and perform its obligations under the Agreement and the Documents The execution, delivery and performance of the Agreement and the Documents have been duly authorized by all necessary corporate action of the Company

3 The Agreement and each of the Documents has been duly executed and delivered by the Company

4 The execution and delivery of and performance by the Company of the Agreement and the Documents does not constitute or result in a violation or breach of or a default under: (i) any provision of Israeli law known to us to be applicable to the Company, or (ii) any provision of the Company's Articles of Association, as in effect on the date hereof

5 No authorization, consent or approval of, or filing, registration, qualification or recording with any governmental entity is required under Israeli law in connection with the execution and delivery of or performance by the Company of the Agreement or the Documents, other than filings referred to in the Agreement

6. The Agreement and the Documents (assuming the due authorization, execution and delivery thereof, by the other parties thereto) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms

7 We have not been retained as counsel to the Company in connection with any pending legal actions, suits or proceedings against or affecting the Company or before or by any governmental entity or arbitrator to which the Company is subject, except in connection with the ElOp Settlement Agreement referred to under Section 6 8(ii) of the Agreement Except in connection with the ElOp Settlement Agreement and except as otherwise disclosed in the MediVision Disclosure Letter, we are not aware of any action, suit, proceeding or investigation pending against the Company before any court or governmental agency, nor are we aware of the Company having received any written threat thereof

This Opinion is subject to the following qualifications, reservations and further assumptions:

i) This opinion is confined to matters of Israeli laws as in force at the date of this letter No opinion is expressed, or is to be implied, either directly or by virtue of the application of any rules of private international law, as to the laws of any other jurisdiction, and we have assumed that such laws do not affect this opinion

3
שד' אבא אבן 10
ת.ד. 2081
הרצליה 46120, ישראל
טל: 09-9726000
פקס: 09-9726001
www.EitanMehulal.com

EITAN MEHULAL
LAW GROUP

(ii) This opinion is subject to the application of general equitable principles and is not to be taken to imply that a court in the State of Israel will necessarily grant or refuse to grant any remedy, the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court or that such a court will set off or refuse to set off a counterclaim against a claim. In particular equitable remedies such as injunction and specific performance of obligations are discretionary and will not normally be ordered where damages would be an adequate remedy;

(iii) Claims may become barred under statutes or common law imposing limitation periods within such suits, actions or proceedings which can be brought or may be or become subject to defences such as, for example, set-off, estoppel, abatement, counterclaim, the doctrine of laches, waiver or acquiescence notwithstanding any provisions to the contrary;

(iv) The enforceability of an obligation of any corporation is subject to all limitations resulting from the provisions of the laws and regulations of the State of Israel in relation to bankruptcy, insolvency, liquidation, receivership, reorganization, moratorium, fraudulent transfers of conveyances, preferences and equitable subordination and other similar laws relating to or affecting the rights of creditors generally.

(v) Any provision that certain certificates, statements or accounts will be conclusive or final and binding may not apply if such certificates, statements or accounts are fraudulent or inaccurate. Similarly, where a party to any of the documents referred to herein is empowered to require any other party to execute and enter into any document as it may require for certain purposes, then the courts of the State of Israel may require the provisions in each such document to be reasonable, bearing in mind the purpose for which it is intended, and may decline to give effect to such a provision on the ground, inter alia, that it constitutes an unenforceable agreement to agree;

(vi) An obligation may not be enforceable if a court finds that it is unlawful. The courts of the State of Israel may not give effect to a provision which stipulates that costs shall be paid in respect of proceedings or any similar provision;

(vii) We express no opinion on any provision in the Agreement or the Documents:

(I) requiring written modifications, amendments and waivers of such documents or any provision of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not effectively be agreed upon or granted between or by the parties or any of them or their duly authorized agents or otherwise arise by conduct, delay or inactivity; or

(II) which stipulates that the invalidity, illegality or unenforceability of any provision or provisions shall not affect any other provision or provisions or the validity, legality or enforceability thereof in any jurisdiction, nor do we express any opinion on any provision which stipulates that any particular provision or provisions may be severable or on any similar provision;

(viii) The exercise of jurisdiction by the courts of the State of Israel is discretionary and a jurisdiction clause will not necessarily be decisive.

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שד' אבא אבן 10
ת.ד. 2081
הרצליה 46120, ישראל
טל: 09-9726000
פקס: 09-9726001
www.EitanMehulal.com

EITAN MEHULAL
LAW GROUP

(ix) The courts of the State of Israel may not give effect to a choice of law to govern an agreement chosen by the parties to that agreement unless the choice is bona fide and legal and there is no reason for avoiding the choice on the ground of public policy or if a third party's rights are in issue In the case of property situated in the State of Israel, the laws of the State of Israel may (notwithstanding any choice of any other law agreed between the relevant parties) require reference to the laws of the State of Israel to determine whether security over such property has been validly obtained;

(x) That there are no other agreements or understandings among the parties that would modify the terms of the Agreement or the Documents or the respective rights or obligations of the parties thereto; and

(xi) That with respect to the Agreement and the Documents and to the transactions referred to therein, there has been no mutual mistake of fact and there exists no fraud or duress or undue influence

(xii) We have not been involved in the preparation or negotiation of, have not passed upon nor express any opinion in connection with any provision of any forms and/or other instruments prepared and/or filed and/or published in accordance with the requirements of US and/or Belgian and/or German laws in connection with the Agreement and/or the transactions underlying such agreement, including but not limited to any proxy statements, registration statements or related instruments

This opinion shall be exclusively governed by and construed in accordance with the laws of the State of Israel

Addressees

This opinion is provided solely for the benefit of the addressees solely in connection with the transactions referred to herein and is not to be disclosed to nor relied upon, in whole or in part, (i) by the addressees hereof for any other purpose or (ii) by any other persons, firm or corporation for any purpose, without our express prior written consent in each instance This opinion may not be published or otherwise communicated by the addressees hereof to any other party without our specific prior written approval in each instance. The opinions expressed herein are not to be referred to in any public or any other document or filed with any governmental agency or other person or circulated or otherwise used without our prior written approval in each instance This opinion is rendered to the addressees hereof as of the date hereof, and we assume no obligation to advise such addressees of any changes in relevant facts or law that may change or otherwise affect any of the opinions expressed herein

Yours very truly,

Eitan Mehulal Law Group

5

שד' אבא אבן 10
ת.ד. 2081
הרצליה 46120, ישראל
טל: 09-9726000
פקס: 09-9726001
www.EitanMehulal.com